Filed Pursuant to Rule 424(b)(5)

Registration No. 333-211872

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	7,354,250 Shares	$39.10	$287,551,175	$33,327.19

(1)	Assumes full exercise of the underwriters’ option to purchase up to 959,250 additional shares of our Common Stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated June 6, 2016)

6,395,000 Shares

Catalent, Inc.

Common Stock

We are offering 6,395,000 shares of common stock of Catalent, Inc.

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 959,250 of additional shares of our common stock at the public offering price less the underwriting discount. See “Underwriting” beginning on page S-43 of this prospectus supplement.

On September 18, 2017, we entered into an Interest Purchase Agreement (the “Acquisition Agreement”) with Cook Group Incorporated, a corporation incorporated under the laws of the State of Indiana (the “Seller”), and Cook Pharmica LLC, a limited liability company organized under the laws of the State of Indiana (“Cook Pharmica”). Pursuant to the terms and conditions of the Acquisition Agreement, at the closing, we will acquire 100% of the outstanding equity interests of Cook Pharmica, which we refer to as the “Acquisition.” Although we intend to use the net proceeds from this offering to pay a portion of the consideration for the Acquisition and to pay related fees, costs, and expenses, this offering is not contingent on the consummation of the Acquisition. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Our common stock is listed on the NYSE under the symbol “CTLT”. On September 26, 2017, the closing sales price of our common stock as reported on the NYSE was $39.21 per share.

See “Risk Factors” beginning on page S-15 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement or the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$39.10	$250,044,500
Underwriting discounts and commissions	$1.23	$7,865,850
Proceeds, before expenses, to Catalent, Inc.	$37.87	$242,178,650

The underwriters expect to deliver the shares against payment in New York, New York on or about September 29, 2017.

MORGAN STANLEY	J.P. MORGAN	RBC CAPITAL MARKETS	BofA MERRILL LYNCH

Prospectus supplement dated September 26, 2017.

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus prepared by us or on our behalf. We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated June 6, 2016, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on

S-i

the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

Except where the context requires otherwise, references in this prospectus supplement to “Catalent,” the “Company,” “we,” “us,” and “our” refer to Catalent, Inc., together with its consolidated subsidiaries. In this prospectus supplement, when we refer to our fiscal years, which end on June 30, we say “fiscal” and the year number, as in “fiscal 2017,” which refers to our fiscal year ended June 30, 2017. We refer in this prospectus supplement to our Annual Report on Form 10-K for fiscal 2017 as our “2017 Form 10-K.”

TRADEMARKS AND SERVICE MARKS

We have U.S. or foreign registration in the following marks, among others: ADVASEPT®, Clinicopia®, Easyburst®, Follow the Molecule®, Galacorin®, GPEx®, Liqui-Gels®, OptiForm®, OptiShell®, SMARTag®, SupplyFlex®, Vegicaps®, and Zydis®. This prospectus supplement also includes trademarks and trade names owned by other parties, and these trademarks and trade names are the property of their respective owners. We use certain other trademarks and service marks, including PEEL-ID™, Fastchain™, OptiPact™, OptiGel™, OptiGel™ Bio, Savorgel™, and Softdrop™ on an unregistered basis in the United States and abroad.

Solely for convenience, the trademarks, service marks and trade names identified in this prospectus supplement may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names.

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SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. It does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described or referred to under the heading “Risk Factors” herein and in our 2017 Form 10-K, and the financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We are the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer and animal health products. Our oral, injectable, and respiratory delivery technologies address the full diversity of the pharmaceutical industry, including small molecules, biologics, and consumer and animal health products. Through our extensive capabilities and deep expertise in product development, we help our customers take products to market faster, including nearly half of new drug products approved by the U.S. Food and Drug Administration in the last decade. Our advanced delivery technology platforms, including those in our Softgel Technologies and Drug Delivery Solutions segments, our proven formulation, manufacturing, and regulatory expertise, and our broad and deep intellectual property enable our customers to develop more products and better treatments for patients and consumers. Across both development and delivery, our commitment to reliably supply our customers’ and their patients’ needs is the foundation for the value we provide; annually, we produce approximately 72 billion doses for nearly 7,000 customer products, or approximately 1 in every 20 doses of such products taken each year by patients and consumers around the world. We believe that through our investments in growth-enabling capacity and capabilities, our ongoing focus on operational and quality excellence, the sales of existing customer products, the introduction of new customer products, our innovation activities and patents, and our entry into new markets, we will continue to benefit from attractive and differentiated margins, and realize the growth potential from these areas.

We continue to invest in our sales and marketing activities, leading to growth in the number of active development programs for our customers. This has further enhanced our extensive, long-duration relationships and long-term contracts with a broad and diverse range of industry-leading customers. In fiscal 2017, we did business with 85 of the top 100 branded drug marketers, 23 of the top 25 generics marketers, 23 of the top 25 biologics marketers, and 22 of the top 25 consumer health marketers globally. Selected key customers include Pfizer, Johnson & Johnson, GlaxoSmithKline, Novartis, Roche, and Teva. We have many long-standing relationships with our customers, particularly in advanced delivery technologies, where we tend to follow a prescription molecule through all phases of its lifecycle, from the development and launch of the original brand prescription, to generics or over-the-counter switch. A prescription pharmaceutical product relationship with an innovator will often last many years, in several cases, nearly two decades or more, extending from pre-clinical development through the end of the product’s life cycle. We serve customers who require innovative product development, superior quality, advanced manufacturing and skilled technical services to support their development and marketed product needs. Our broad and diverse range of technologies closely integrates with our customers’ molecules to yield final dose forms, and this generally results in the inclusion of Catalent in our customers’ prescription product regulatory filings. Both of these factors translate to long-duration supply relationships at an individual product level.

We believe our customers value us because our depth of development solutions and advanced delivery technologies, intellectual property, consistent and reliable supply, geographic reach, and substantial expertise enable us to create a broad range of business and product solutions that can be customized to fit their individual needs. Today we employ approximately 1,600 scientists and technicians and hold approximately 1,100 patents and patent applications in advanced delivery, drug and biologics formulation, and manufacturing. The aim of our offerings is to allow our customers to bring more products to market faster, and develop and market differentiated new products that improve patient outcomes. We believe our leading market position, significant global scale, and diversity of customers, offerings, regulatory categories, products, and geographies reduce our exposure to potential strategic and product shifts within the industry.

We provide a number of proprietary, differentiated technologies, products, and service offerings to our customers across our advanced delivery technologies and development solutions platforms. The core technologies within our advanced delivery technologies platform include softgel capsules, our Zydis oral dissolving tablets, blow-fill-seal unit dose liquids, and a range of other oral, injectable and respiratory technologies. The technologies and service offerings within our development solutions platform span the drug development process, ranging from our OptiForm Solutions Suite for bioavailability enhancement of early-stage molecules, and GPEx and SMARTag platforms for development of biologics and antibody-drug conjugates (ADCs), to formulation, analytical services, early-stage clinical development, and clinical trials supply, including our unique FastChain demand-led clinical supply solution. Our offerings serve a critical need in the development and manufacturing of difficult-to-formulate products across a number of product types.

We have advanced our technologies and grown our service offerings over more than 80 years through internal development, strategic alliances, in-licensing, and acquisitions. We initially introduced our softgel capsule technology in the 1930s and have continued to expand our range of new, technologically enhanced offerings. Since fiscal 2013, we have launched OptiShell, OptiMelt, Zydis Nano, Zydis Bio, and OptiPact. In fiscal 2016, we launched OptiForm Solutions Suite and our FastChain demand-led clinical supply solution. Also in 2016, our customers received regulatory approval for first-to-market products using the OptiShell and ADVASEPT technologies. We have also augmented our portfolio through eleven acquisitions since fiscal 2012, including significantly expanding the scale of our Clinical Supply Services segment through the acquisition of the Aptuit CTS business in February 2012; adding an ADC business through the completion of our acquisition of Redwood Bioscience in October 2014; and extending our particle engineering capabilities via our November 2014 acquisition of Micron Technologies. In fiscal 2017, we continued to extend our capabilities and expertise via two acquisitions. We expanded our early development capabilities, including the addition of spray drying technology into our drug formulation and delivery technologies, through the acquisition of Pharmatek Laboratories, Inc. (now Catalent San Diego, Inc.) in September 2016; and we expanded our softgel development and manufacturing network via the February 2017 acquisition of Accucaps Industries Limited (now Catalent Ontario Limited). Recently, we announced an agreement to acquire Cook Pharmica to expand our biologics business. See “—Recent Developments” for more information. We believe our own internal innovation, supplemented by current and future external partnerships and acquisitions, will continue to strengthen and extend our leadership positions in the delivery and development of drugs, biologics, and consumer and animal health products.

In fiscal 2017, we generated net revenue of $2,075.4 million, earnings from continuing operations of $109.8 million, Adjusted EBITDA of $450.0 million, and Adjusted Net Income of $185.6 million. On a pro forma basis, after giving effect to the Acquisition, we would have generated net revenue of $2,255.7 million, earnings from continuing operations of $224.6 million, Adjusted EBITDA of $504.5 million, and Adjusted Net Income of $189.9 million. For a reconciliation of Catalent’s Adjusted EBITDA and Adjusted Net Income to earnings from continuing operations, on a historical and pro forma basis, see “—Summary Historical and Unaudited Pro Forma Financial Data.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

We are a Delaware corporation. Our principal executive offices are located at 14 Schoolhouse Road, Somerset, New Jersey 08873, and our telephone number is (732) 537-6200. We maintain a website at www.catalent.com. The information contained on or accessible through our website neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

Recent Developments

Acquisition of Cook Pharmica

On September 18, 2017, we entered into the Acquisition Agreement with the Seller and Cook Pharmica. Pursuant to the terms and conditions of the Acquisition Agreement, at the closing, we will acquire 100% of the outstanding equity interests of Cook Pharmica. The aggregate purchase price payable by us is $950.0 million, of which (i) $750.0 million is payable on the closing date of the Acquisition (less an amount to be placed in escrow for adjustment purposes and a previous deposit), subject to customary purchase price adjustments related to the amount of Cook Pharmica’s working capital, cash, debt, and transaction expense reimbursement as described in the Acquisition Agreement, and (ii) $200.0 million is payable in $50.0 million increments on each anniversary of the closing date of the Acquisition over four years (the “Deferred Purchase Consideration”).

We believe that the Acquisition will strengthen our position as a leader in the growing area of biologics development and analytical services, manufacturing, and finished product supply. We and Cook Pharmica have complementary biologics development, biomanufacturing, and fill-finish capabilities that will provide biopharmaceutical companies with a single, integrated partner to support a wide range of clinical and commercial needs. We intend to continue to invest in the Cook Pharmica business, our Madison, Wisconsin facility, and in the rest of the Catalent Biologics network to build a global leader in the biologics market.

Our biologics business currently offers a global site network, including an advanced biologics development and biomanufacturing facility in Madison; fill-finish services in Brussels, Belgium and Limoges, France; SMARTag® conjugation technology in Emeryville, California; and a network of biologics analytical locations. Cook Pharmica’s Bloomington facility has broad biomanufacturing capacity and expertise in sterile formulation and fill/finish across liquid and lyophilized vials, prefilled syringes, and cartridges. Cook Pharmica’s capabilities fit well with our existing expertise in cell line engineering, bioconjugate development, analytical services, biomanufacturing, prefilled syringe, and blow/fill/seal technologies.

The Acquisition Agreement contains customary representations, warranties, and covenants of the Seller and us. From the date of the Acquisition Agreement until the closing of the Acquisition, the Seller is required to operate Cook Pharmica’s business in the ordinary course and to comply with certain covenants regarding the operation of the business. The closing of the Acquisition is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and clearance of the Acquisition by the German Federal Cartel Office. The Acquisition Agreement contains certain termination rights for the Seller and us, including if the closing does not occur before March 18, 2018. We have agreed to pay the Seller a termination fee of $35.0 million upon termination of the Acquisition Agreement under certain specified circumstances. Our obligation to consummate the Acquisition is not subject to any condition related to the availability of financing.

In addition, in connection with our entry into the Acquisition Agreement, we and the Seller have agreed that, on the closing of the Acquisition, (i) the Seller and Cook Pharmica will enter into a transition services agreement, pursuant to which the Seller and Cook Pharmica will provide certain services to the other in order to accommodate the transition of Cook Pharmica’s business to our ownership, and (ii) Cook Pharmica and two affiliates of the Seller (collectively, “Cook Medical”) will enter into a commercial supply agreement, pursuant to which Cook Pharmica will manufacture, fill, inspect, label, package, test, release and supply in vitro fertilization (IVF) media to Cook Medical and its affiliates.

We currently anticipate closing the Acquisition during the second quarter of our fiscal 2018, although there can be no assurance that the Acquisition will close when anticipated, or at all.

About Cook Pharmica

Cook Pharmica is a leading biologics-focused contract development and manufacturing organization (“CDMO”) with capabilities across biologics development, clinical and commercial cell culture manufacturing, analytical services, formulation, finished-dose manufacturing, and secondary packaging. Founded in 2004 as a division of the Cook Group, Cook Pharmica today operates a 875,000 square foot development and manufacturing facility in Bloomington, Indiana.

Cook Pharmica provides a one-source, one-location model that was developed to give biopharmaceutical companies the opportunity to work with a single CDMO through all phases of a project. This model supports everything from process development to large-scale biologics manufacturing, from analytical program design to formulation development (liquid or lyophilized), and from aseptic filling in vials or syringes to final packaged goods. For the twelve months ended June 30, 2017, Cook Pharmica generated revenue of $179.0 million, net income of $144.2 million and Adjusted EBITDA of $54.5 million. For a reconciliation of Cook Pharmica’s Adjusted EBITDA to net income, see “—Summary Historical and Unaudited Pro Forma Financial Data.”

In connection with the Acquisition, the Seller has prepared historical financial statements for Cook Pharmica, which includes audited financial statements of Cook Pharmica as of and for the year ended December 31, 2016 and unaudited interim financial statements of Cook Pharmica as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, which are included elsewhere in this prospectus supplement. Cook Pharmica was historically managed together with certain other financing legal entities that are not being acquired in the Acquisition.

Acquisition Financing

Contemporaneous with our entry into the Acquisition Agreement, we entered into a debt commitment letter, dated September 18, 2017, with Morgan Stanley Senior Funding, Inc., JP Morgan Chase Bank, N.A., Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as commitment parties, pursuant to which and subject to the terms and conditions set forth therein, the commitment parties agreed to provide a senior unsecured bridge loan facility (the “Bridge Facility”) of up to $700.0 million in the aggregate for the purpose of providing the financing necessary to fund a portion of the consideration to be paid pursuant to the terms of the Acquisition Agreement and related fees, costs, and expenses (the “Bridge Loan Commitment”).

After the commencement of this offering, we expect to conduct a private offering (the “Debt Offering”) of senior unsecured debt securities (the “new notes”). The new notes, if issued, would rank equal in right of payment with our 4.750% Senior Notes due 2024 (the “existing notes”) and be guaranteed by our subsidiaries that guarantee the existing notes. The foregoing description and any other information regarding the Debt Offering is included herein solely for informational purposes. The Debt Offering will be made by a separate offering memorandum and is not part of the offering to which this prospectus supplement relates. The Debt Offering has not been and, if issued, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the new notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities

Act. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the new notes. The amount and terms and conditions of the Debt Offering will be subject to market conditions. There can be no assurance that we will be able to issue the new notes on terms and conditions acceptable to us.

We intend to use proceeds of this offering and the Debt Offering, if consummated, together with cash on hand, to finance the Acquisition as described under “Use of Proceeds.” In this prospectus supplement, we refer to this offering and the Debt Offering as, collectively, the “Financing Transactions.”

The Bridge Loan Commitment will be reduced on a dollar-for-dollar basis by 100% of the gross cash proceeds from the Financing Transactions. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Facility if we do not generate sufficient gross proceeds from the Financing Transactions to finance, together with cash on hand, the Acquisition and related costs, fees and expenses.

This offering is not contingent on the consummation of the Debt Offering, and the Debt Offering will not be contingent upon completion of this offering. In addition, this offering is not contingent on the consummation of the Acquisition, and, if the Acquisition is not consummated, the shares of common stock sold in this offering will remain outstanding, and investors will not have any rights to require us to repurchase, redeem, or repay any shares of common stock sold in this offering. Furthermore, if the Acquisition is not consummated, we do not expect to incur any debt under the Debt Offering. We cannot assure you that we will consummate the Acquisition or the Debt Offering on the terms contemplated in this prospectus supplement or at all.

In addition, we may seek to amend the credit agreement governing our senior secured credit facilities (the “Credit Agreement Amendment”) to reduce the applicable margin on the term loans and extend the maturity of such loans. The closing of each of this offering, the Debt Offering, and the Acquisition is not contingent upon the consummation of the Credit Agreement Amendment. Even if we seek to amend our credit agreement, there can be no assurance that we will be able to obtain any such reduction to the applicable margin or extension of maturity.

The Offering

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Common stock offered by us	6,395,000 shares.

Offering price	$39.10 per share.

Common stock outstanding after this offering	131,880,211 shares (or 132,839,461 shares if the underwriters exercise their option to purchase additional shares in full).

Underwriter’s option	We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 959,250 shares at the public offering price, less the underwriting discount.

Use of proceeds	We estimate that the net proceeds to us from the offering to be approximately $241.4 million (or approximately $277.7 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds of the Debt Offering, as well as cash on hand, to finance the Acquisition and to pay related fees, costs and expenses. We intend to use the remaining net proceeds, if any, for general corporate purposes. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Dividend policy	We have no current plan to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Listing	Our common stock is listed on the NYSE under the symbol “CTLT”.

The number of shares of common stock that will be outstanding after this offering is based on the number of shares of our common stock outstanding as of September 20, 2017 and excludes:

•	3,071,405 stock options, with a weighted average exercise price of $22.41 per share, 950,950 restricted stock units, 801,337 performance share units, 11,602 shares of restricted stock and 298,320 shares of performance stock outstanding under our 2007 Stock Incentive Plan and our 2014 Omnibus Incentive Plan; and

•	2,522,030 shares of common stock reserved for issuance under our 2014 Omnibus Incentive Plan.

Summary Historical and Unaudited Pro Forma Financial Data

We derived the summary statement of operations data and the summary statement of cash flows data for the fiscal years ended June 30, 2017, 2016 and 2015 and the summary balance sheet data as of June 30, 2017 and 2016 in the summary table below from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary balance sheet data as of June 30, 2015 is derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical financial data below, together with our audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2017 Form 10-K incorporated by reference herein.

The following summary unaudited pro forma condensed combined financial data has been prepared to reflect the pending Acquisition and related Financing Transactions, as previously described. Within the table, the statement of operations data give effect to the Acquisition and the Financing Transactions as if they had closed on July 1, 2016, and the balance sheet data give effect to the Acquisition and the Financing Transactions as if they had closed on June 30, 2017. The summary unaudited pro forma condensed combined financial data does not give effect to the potential Credit Agreement Amendment. The unaudited pro forma condensed combined financial data as of and for the fiscal year ended June 30, 2017 in the summary table below is derived from, and should be read together with, our unaudited pro forma condensed combined financial statements and related notes included in the section entitled “Unaudited Pro Forma Financial Statements” in this prospectus supplement. The summary unaudited pro forma condensed combined financial data is provided for informational purposes only and does not purport to represent what our actual operating results would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future results after the Acquisition. The summary unaudited pro forma condensed combined financial data does not reflect the cost of any integration activities or benefits from the Acquisition that may be derived, both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

	Pro Forma Fiscal Year Ended June 30,	Fiscal Year Ended June 30,
	2017	2017	2016	2015
(dollars in millions, except per share data)	(unaudited)
Statement of Operations Data:
Net revenue	$2,255.7	$2,075.4	$1,848.1	$1,830.8
Cost of sales	1,542.7	1,420.8	1,260.5	1,215.5

Gross margin	713.0	654.6	587.6	615.3
Selling, general and administrative expenses	443.3	402.6	358.1	337.3
Impairment charges and loss on sale of assets	9.8	9.8	2.7	4.7
Restructuring and other	8.0	8.0	9.0	13.4

Operating earnings	251.9	234.2	217.8	259.9
Interest expense, net	122.6	90.1	88.5	105.0
Other (income)/expense, net	8.1	8.5	(15.6)	42.4

Earnings from continuing operations before income taxes	121.2	135.6	144.9	112.5
Income tax expense/(benefit)	(103.4)	25.8	33.7	(97.7)

Earnings from continuing operations	224.6	109.8	111.2	210.2
Earnings from discontinued operations, net of tax	—	—	—	0.1

Net earnings	224.6	109.8	111.2	210.3
Less: Net (loss) attributable to noncontrolling interest, net of tax	—	—	(0.3)	(1.9)

Net earnings attributable to Catalent	$224.6	$109.8	$111.5	$212.2

	Pro Forma Fiscal Year Ended June 30,	Fiscal Year Ended June 30,
	2017	2017		2016	2015
(dollars in millions, except per share data)	(unaudited)
Basic earnings per share attributable to Catalent common shareholders:
Earnings from continuing operations	$1.71	$0.88		$0.89	$1.77
Net earnings	1.71	0.88		0.89	1.77
Diluted earnings per share attributable to Catalent common shareholders:
Earnings from continuing operations	1.69	0.87		0.89	1.75
Net earnings	1.69	0.87		0.89	1.75

Balance Sheet Data (at period end):
Cash and cash equivalents	$211.5	$288.3		$131.6	$151.3
Goodwill	1,452.8	1,044.1		996.5	1,061.5
Total assets(1)	4,332.0	3,454.3		3,091.1	3,138.3
Long term debt, including current portion and other short term borrowing(1)	2,704.1	2,079.7		1,860.5	1,880.8
Total liabilities(1)	3,378.8	2,730.8		2,455.2	2,498.5
Total shareholders’ equity	953.2	723.5		635.9	634.0

Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities		$299.5		$155.3	$171.7
Investing activities		(309.0)		(137.7)	(271.8)
Financing activities		161.3		(30.8)	196.5

Operational and Other Data:
Capital expenditures		$139.8		$139.6	$141.0
EBITDA from Continuing Operations(2)	425.2	372.2		374.3	360.2
Adjusted EBITDA(2)	504.5	450.0	(3)	401.2	443.1
Adjusted Net Income(4)	189.9	185.6		153.2	167.9

(1)	In connection with our adoption of Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, as of January 1, 2016, prior year debt balances have been retrospectively adjusted to include a direct deduction of unamortized debt issuance costs, resulting in a reclassification of $7.1 million as of June 30, 2015 to long-term debt, including current portion and other short-term borrowing for the period. Prior to the adoption of ASU 2015-03, the unamortized debt issuance costs were included in other assets on our consolidated balance sheets. The unamortized debt issuance costs associated with our revolving credit facility continues to be included within our assets.

(2)	Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, which is further adjusted for the income or loss attributable to noncontrolling interests (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”), is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant, and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that disclosing EBITDA from continuing operations provides investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt, and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures.

Moreover, under the credit agreement governing our senior secured credit facilities and the indenture governing the existing notes, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments, and paying certain dividends, is tied to ratios based on Adjusted EBITDA (which is defined as “Consolidated EBITDA” in the credit agreement governing our senior secured credit facilities and “EBITDA” in the indenture governing our existing notes). Adjusted EBITDA is not defined under U.S. GAAP and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Because not all companies use identical calculations, our presentation of EBITDA from continuing operations and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA from continuing operations and Adjusted EBITDA have important limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA from continuing operations and Adjusted EBITDA:

•	exclude certain tax obligations that may represent a reduction in cash available to us;

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements, necessary to service our debt interest and principal payments.

In calculating Adjusted EBITDA, we add back certain non-cash, non-recurring, and other items that are included in EBITDA from continuing operations and consolidated net income, as required by various covenants in the credit agreement governing our senior secured credit facilities and the indenture governing our existing notes. Adjusted EBITDA, among other things:

•	does not include non-cash stock-based employee compensation expense and certain other non-cash charges;

•	does not include cash and non-cash restructuring, severance, and relocation costs incurred to realize future cost savings and enhance our operations;

•	adds back noncontrolling interest expense, which represents the minority investors’ ownership of certain of our consolidated subsidiaries and is therefore not available to us; and

•	includes estimated cost savings that have not yet been fully reflected in our results.

In applying Adjusted EBITDA to determine our ability to engage in the activities described above under the credit agreement governing our senior secured credit facilities and the indenture governing our existing notes, we are permitted to make further pro forma adjustments. Adjusted EBITDA, as presented on a pro forma basis, is based on the definitions in the credit agreement governing our senior secured credit facilities and in the indenture governing the existing notes, is not defined under U.S. GAAP, and is subject to important limitations.

In calculating Adjusted EBITDA, on a pro forma basis, we give pro forma effect to the Acquisition and the Financing Transactions as if they had occurred at the beginning of the period presented. Certain of these pro forma effects are based on estimates and assumptions, all of which we believe we have a reasonable basis for and are subject to change. Actual results could differ from those estimates.

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this prospectus supplement, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP. Unless specifically indicated, our results presented in this prospectus supplement, including EBITDA from continuing operations, Adjusted EBITDA, and Adjusted Net Income, on both the historical and pro forma bases are provided taking the impact of foreign exchange into account and not on a constant currency basis.

A reconciliation of earnings/(loss) from continuing operations, the most directly comparable U.S. GAAP measure, to EBITDA from continuing operations and Adjusted EBITDA, on a historical and pro forma basis, is as follows:

	Pro Forma Fiscal Year Ended June 30,	Fiscal Year Ended June 30,
	2017	2017		2016	2015
(dollars in millions)	(unaudited)
Earnings from continuing operations(a)	$224.6	$109.8		$111.2	$210.2
Interest expense, net(a)	122.6	90.1		88.5	105.0
Income tax expense/(benefit)(a)(b)(c)	(103.4)	25.8		33.7	(97.7)
Depreciation and amortization(a)	181.5	146.5		140.6	140.8
Noncontrolling interest	—	—		0.3	1.9

EBITDA from continuing operations	425.3	372.2		374.3	360.2
Equity compensation	20.9	20.9		10.8	9.0
Impairment charges and loss on sale of assets	9.8	9.8		2.7	4.7
Financing related expenses and other	4.3	4.3		—	21.8
U.S. GAAP Restructuring and other	8.0	8.0		9.0	13.4
Acquisition, integration and other special items	22.9	25.6		18.2	13.8
Foreign exchange loss/(gain) (included in other, net)(d)	9.6	9.6		(10.5)	(2.7)
Other adjustments(e)(f)	3.7	(0.4)		(3.3)	22.9

Adjusted EBITDA	$504.5	$450.0	(3)	$401.2	$443.1

(a)	Pro forma earnings, interest, depreciation and amortization and income tax are from the unaudited pro forma condensed combined financial statements included in the section entitled “Unaudited Pro Forma Financial Statements” in this prospectus supplement.

(b)	The adjustment due to income tax expense/(benefit) represents the amount of income tax-related expense recorded within our net earnings that may not result in cash payment or receipt.

(c)	Cook Pharmica recorded an income tax benefit of $110.7 million in the six months ended June 30, 2017. However, this income tax benefit is not representative of the income tax for Cook Pharmica going forward because Cook Pharmica will not retain the associated deferred tax asset after the Acquisition.

(d)	For the fiscal years ended June 30, 2017, 2016, and 2015, foreign exchange losses/(gains) of $9.6 million, $(10.5) million, and $(2.7) million, respectively, included $7.8 million, $(16.3) million, and $(16.4) million, respectively, of unrealized foreign currency exchange rate losses/(gains). For the fiscal years ended June 30, 2017, 2016, and 2015 such losses/gains were primarily driven by gains of $13.2 million, gains of $9.0 million, and losses of $31.4 million, respectively, related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender and losses of $21.3 million, gains of $3.8 million, and gains of $47.8 million, respectively, due to the ineffective portion of the net investment hedge related to our euro-denominated debt. For the fiscal years ended June 30, 2017, 2016, and 2015, the foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $1.8 million, $5.8 million, and $13.7 million, respectively. Inter-company loans are between our entities and do not reflect the ongoing results of our consolidated operations.

(e)	Other adjustments for fiscal 2015 include $29.8 million for a sponsor advisory agreement termination fee paid in connection with the initial public offering of our common stock.

(f)	Other adjustments for fiscal 2017, on a pro forma basis, primarily include certain operating expense reductions related to historical corporate allocations and supply agreements with the parent company of Cook Pharmica that are not expected to continue after the Acquisition.

(3)	On a constant currency basis, Adjusted EBITDA for fiscal 2017 was $468.9 million, after adjusting for an unfavorable impact of $18.9 million from currency exchange rates.

(4)	Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. We believe that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and we use this measure for business planning purposes. We define Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (a) earnings or loss of discontinued operations, net of tax, (b) amortization attributable to purchase accounting, and (c) income or loss from non-controlling interest in our majority-owned operations. We also make adjustments for other cash and non-cash items included in the table below, partially offset by our estimate of the tax effects as a result of such cash and non-cash items. We believe that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations available to our stockholders. Our definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

In calculating Adjusted Net Income/(loss), on a pro forma basis, we give pro forma effect to the Acquisition and the Financing Transactions as if they had occurred at the beginning of the period presented. Certain of these pro forma effects are based on estimates and assumptions, all of which we believe we have a reasonable basis for and are subject to change. Actual results could differ from those estimates.

A reconciliation of earnings from continuing operations, the most directly comparable U.S. GAAP measure, to Adjusted Net Income, on a historical and pro forma basis, is as follows:

	Pro Forma Fiscal Year Ended June 30,	Fiscal Year Ended June 30,
	2017	2017	2016	2015
(dollars in millions)	(unaudited)
Earnings from continuing operations	$224.6	$109.8	$111.2	$210.2
Amortization	61.6	44.3	46.4	46.5
Noncontrolling interest, net of tax	—	—	0.3	1.9
Equity compensation	20.9	20.9	10.8	9.0
Impairment charges and (gain)/loss on sale of assets	9.8	9.8	2.7	4.7
Financing related expenses	4.3	4.3	0.0	21.8
U.S. GAAP Restructuring and Other	8.0	8.0	9.0	13.4
Acquisition, integration and other special items	25.6	25.6	18.2	13.8
Foreign exchange loss/(gain) (included in other, net)	9.6	9.6	(10.5)	(2.7)
Other adjustments	3.7	(0.4)	(3.3)	22.9
Estimated tax effect of adjustments(a)	(44.2)	(35.9)	(22.7)	(42.7)
Discrete income tax expense/ (benefit) items(a)	(134.0)	(10.4)	(8.9)	(130.9)

Adjusted Net Income	$189.9	$185.6	$153.2	$167.9

(a)	The pro forma tax adjustments for fiscal 2017 include the reversal of historical Cook Pharmica tax benefits that were not acquired as part of the acquisition, the application of a 39% statutory tax rate to the Cook Pharmica pre-tax Adjusted Net Income, and pro forma adjustments as if the Acquisition and Financing Transactions occurred on July 1, 2016.

We define Cook Pharmica’s EBITDA as net income before interest expense, net, depreciation and amortization and income tax (benefit)/provision. Cook Pharmica’s EBITDA is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. We believe that the presentation of Cook Pharmica’s EBITDA enhances an investor’s understanding of Cook Pharmica’s financial performance. We present Cook Pharmica’s EBITDA in order to provide supplemental information that we consider relevant for the readers of its financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. We define Cook Pharmica’s Adjusted EBITDA as Cook Pharmica’s EBITDA primarily adjusted for certain estimated cost savings and operating expense reductions related to historical corporate allocations that are not expected to continue after the Acquisition, as well as a new supply agreement with two affiliates of the Seller that will go into effect at the closing of the Acquisition and replace an informal arrangement among those parties that existed prior to the Acquisition. Cook Pharmica’s Adjusted EBITDA is not defined under U.S. GAAP and is subject to important limitations. Because not all companies use identical calculations, our presentation of Cook Pharmica’s EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cook Pharmica’s EBITDA and Adjusted EBITDA have important limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Investors should be aware that Cook Pharmica’s EBITDA and Adjusted EBITDA may not be entirely comparable to Catalent’s measure of EBITDA from continuing operations and Adjusted EBITDA. A reconciliation of Cook Pharmica’s net income, the most directly comparable U.S. GAAP measure, to Cook Pharmica’s EBITDA and Adjusted EBITDA is as follows:

Twelve Months Ended June 30
2017
(dollars in millions)	(unaudited)
Net income	$144.2
Interest expense, net	—
Depreciation and amortization	16.6
Income tax (benefit)/provision	(110.4)

EBITDA	50.3
Adjustments(1)	4.1

Adjusted EBITDA	$54.5

(1)	Adjustments for the twelve months ended June 30, 2017 primarily include certain estimated cost savings and operating expense reductions related to historical corporate allocations that are not expected to continue after the Acquisition, as well as a new supply agreement with two affiliates of the Seller that will go into effect at the closing of the Acquisition and replace an informal arrangement among those parties that existed prior to the Acquisition.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described below as well as those contained in our 2017 Form 10-K, including our consolidated financial statements and the related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

Risks Related to the Acquisition

The Acquisition Agreement may be terminated in accordance with its terms, or the Acquisition may otherwise not be completed.

We intend to use the net proceeds from this offering to finance a portion of the purchase price for the Acquisition, if it is completed. However, no assurance can be given that the Acquisition will be completed when expected, on the terms proposed or at all.

The Acquisition Agreement contains conditions that must be fulfilled before a closing may occur. The Acquisition Agreement also contains certain rights to terminate the agreement prior to the closing, including the right of either Catalent or the Seller to terminate the Acquisition (i) if the closing has not occurred prior to March 18, 2018, (ii) if the closing would violate a final, non-appealable order of a governmental authority having competent jurisdiction and (iii) in the event of certain material breaches of the Acquisition Agreement by the other party or parties. The Seller may also terminate in specified circumstances if the closing conditions are satisfied, waived or reasonably capable of being satisfied and we have failed to consummate the Acquisition. In addition, if the Acquisition Agreement is terminated in specified circumstances, a $35.0 million termination fee becomes payable by us to the Seller. There can be no assurance that the conditions to closing will be satisfied or waived or that other events will not intervene to delay or prevent the completion of the Acquisition.

We intend to finance a portion of the purchase price for the Acquisition with the net proceeds from this offering, and the balance of the purchase price with the net proceeds from the Debt Offering and cash on hand. However, there can be no assurance that we will be successful in raising sufficient funds from the Financing Transactions. Although we entered into the Bridge Loan Commitment, pursuant to which the lenders party thereto, severally and not jointly, have committed to provide financing in an aggregate principal amount of up to $700.0 million, the obligations of the lenders to provide financing under the Bridge Loan Commitment are subject to a number of customary conditions, including, without limitation, the consummation of the Acquisition, the accuracy of certain representations and warranties, the receipt by the lenders of certain documents and information, and the payment of all fees, costs and expenses required to be paid on or prior to closing. We cannot assure you that we will be able to satisfy the conditions under the Bridge Loan Commitment. The closing of the Acquisition is not contingent on our ability to obtain sufficient financing under the Bridge Loan Commitment or otherwise.

We may be unable to obtain the regulatory approvals required to complete the Acquisition or, in order to do so, we may be required to satisfy materially adverse conditions or comply with materially adverse restrictions.

The consummation of the Acquisition is subject to review and approval under the HSR Act and clearance of the Acquisition from the German Federal Cartel Office. We can provide no assurance that all required regulatory approvals will be obtained in order to consummate the Acquisition, and there can be no assurance as to the cost, scope, or impact on our business, results of operations, financial condition, or prospects of the actions that may be required to obtain the required regulatory approvals. Any such action could have a material adverse effect on our business or that of Cook Pharmica and substantially diminish the advantages that we expect from the Acquisition.

We expect to incur additional indebtedness to finance the Acquisition and may not be able to meet our debt service requirements.

If we successfully close the Debt Offering or obtain the proceeds of the Bridge Facility in order to complete the Acquisition, we will increase our already substantial indebtedness. As of June 30, 2017, on a pro forma basis after giving effect to the Acquisition and the Financing Transactions, we would have had $2,704.1 million (U.S. dollar equivalent) of total indebtedness outstanding, consisting of $1,596.2 million (U.S. dollar equivalent) of secured indebtedness under our senior secured credit facilities, $865.8 million (U.S. dollar equivalent) of senior unsecured indebtedness, in each case including debt issuance costs, $182.9 million representing the fair value of the Deferred Purchase Consideration, and $59.2 million of capital lease and other obligations. In addition, we would have had an additional $188.0 million of unutilized capacity and $12.0 million of outstanding letters of credit under our revolving credit facility.

Our high degree of leverage could have important consequences for us, including:

•	reducing the benefits we expect to receive from the Acquisition;

•	increasing our vulnerability to adverse economic, industry, or competitive developments;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest;

•	exposing us to the risk of fluctuations in exchange rates because certain of our borrowings are denominated in euros, including a portion of our senior secured term loan facilities and our existing notes;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	restricting us from making other strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

In addition, upon consummation of the Acquisition, we will be obligated to pay the Deferred Purchase Consideration.

Investors will not have any right to require us to repurchase, redeem, or repay any share of common stock offered hereby if the Acquisition is not completed.

This offering is not contingent on completion of the Acquisition. Investors will not have any right to require us to repurchase, redeem, or repay any share of common stock offered hereby if the Acquisition is not completed. Accordingly, even if the Acquisition is not completed, the shares of common stock sold in this offering will remain outstanding. Further, investors will not have any right to require us to repurchase, redeem, or repay any share of common stock offered hereby, if, subsequent to the completion of this offering, we experience any change in our business or financial condition or if the terms of the Acquisition or the financing thereof change. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes.

We may not realize the growth opportunities and operational synergies that are anticipated from the Acquisition.

The benefits that are expected to result from the Acquisition will depend, in part, on our ability to realize the growth opportunities and operational synergies we anticipate from the Acquisition. Our success in realizing these growth opportunities and operational synergies, and the timing of this realization, depends, in part, on the successful integration of Cook Pharmica. Even if we are able to integrate Cook Pharmica successfully, this integration may not result in the realization of the full benefits of the growth opportunities and operational synergies that we currently expect, nor can we give assurances that these benefits will be achieved when expected or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we also expect to incur expenses in connection with the integration of Cook Pharmica. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs incurred or delays in integrating the businesses. In addition, the integration of Cook Pharmica may result in material unanticipated problems, expenses, liabilities, regulatory risks, competitive responses, and diversion of management’s attention.

The pendency of the Acquisition could adversely affect our business, financial results, and operations, and the market price of shares of our common stock.

The announcement and pendency of the Acquisition could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the Acquisition, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations. Until the completion of the Acquisition, holders of shares of our common stock will be exposed to the risks faced by our existing business without any of the potential benefits from the Acquisition. As a result of investor perceptions about the terms or benefits of the Acquisition, the market price of shares of our common stock may decline.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The unaudited pro forma financial data included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition, this offering, and the Debt Offering been completed on the dates indicated. The unaudited pro forma financial data has been derived from our audited financial statements and Cook Pharmica’s audited and unaudited financial statements, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the Acquisition, this offering, and the Debt Offering. The assets and liabilities of Cook Pharmica have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates will be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. The assumptions used in preparing the unaudited pro forma financial data, including assumptions as to the successful completion of the Acquisition, this offering, and the Debt Offering may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the closing of the Acquisition and negatively affect the market price of shares of our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may change significantly, you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock has been, and continues to be, volatile. Since shares of our common stock were offered for sale in our initial public offering on July 31, 2014 through September 26, 2017, our common stock price ranged from a low of $18.92 to a high of $42.22. The trading price of our common stock may be adversely affected due to a number of factors such as those listed in “Risk Factors—Risks Related to Our Business and Industry” included in our 2017 Form 10-K and incorporated herein by reference, those listed under the heading “—Risks Related to the Acquisition” above, and the following:

•	results of operations that vary from the expectations of securities analysts or investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts or investors;

•	declines in the market prices of stocks generally, or those of pharmaceutical or other healthcare companies;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions or regulatory actions taken with respect to our business or the business of any of our competitors or customers;

•	future sales of our common stock or other securities;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public response to press releases or other public announcements by us or third parties, including our filings with or documents furnished to the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any change in this guidance, or any failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles or our application of these principles to our business; and

•	other events or factors, including those resulting from natural disasters, hostilities, acts of terrorism, geopolitical activity, or responses to these events.

Broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float or trading volume of our common stock is low, and the amount of public float on any given day can vary depending on whether our stockholders choose to hold for the long term.

Following periods of market volatility, stockholders have been known to institute securities class action litigation in order to recover their resulting losses. If we become involved in securities litigation, it could have a substantial cost and divert resources and the attention of senior management from our business regardless of the outcome of such litigation.

Because we have no plan to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on your investment in your stock unless you sell it for a net price greater than that which you paid for it.

We currently intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plan to pay any cash dividend for the foreseeable future. Our board of directors has also authorized a stock buyback program that we may use from time to time to purchase our common stock. Any future decision to pay a dividend, and the amount and timing of any future dividend on shares of our common stock, will be at the sole discretion of our board of directors. Our board of directors may take into account, when deciding whether or how to pay a dividend, numerous factors, including general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, possible future alternative deployments of our cash, our future capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in the agreements governing our outstanding indebtedness and may be limited by covenants of any future indebtedness, including the Debt Offering, we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it, taking into account any applicable commission or other costs of acquisition or sale.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock has been affected in part by the research and reports that industry and financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrade our stock or our industry, change their views regarding the stock of any of our competitors, or other healthcare sector companies, or publish inaccurate or unfavorable research about our business, the market price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, of common stock by us in the public market following this offering could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, 1,543,653 shares of common stock may become eligible for sale upon exercise of vested options. A total of 6,700,000 shares of common stock were reserved for issuance under the 2014 Omnibus Incentive Plan, of which 2,522,030 shares of common stock remain available for future issuance at September 20, 2017. These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

In connection with this offering, we, our executive officers, and directors will sign lock-up agreements with the underwriters of this offering that, subject to certain customary exceptions, restrict the sale of shares of our common stock for 45 days following the date of this prospectus supplement. Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC may, in their sole discretion, release all or any portion of the shares of common stock subject to such lock-up agreements.

The market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other equity securities that we wish to issue. In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of then-outstanding shares of our common stock, subject to limitations on issuance of new shares without stockholder approval imposed by the NYSE. Any issuance of additional securities in connection with investments or acquisitions may result in dilution to you.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that may otherwise be in the best interests of our stockholders, including transactions that might otherwise result in the payment of a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings (though our board has implemented shareholder proxy access, beginning with our 2018 annual meeting of shareholders);

•	certain limitations on convening special stockholder meetings;

•	the removal of directors only for cause and only upon the affirmative vote of holders of at least 66-2/3% of the shares of common stock entitled to vote generally in the election of directors (a level that our board will reduce to a simple majority, subject to shareholder approval at our 2017 annual meeting of shareholders); and

•	any amendment of our bylaws and of certain provisions of our amended and restated certificate of incorporation only by the affirmative vote of at least 66-2/3% of the shares of common stock entitled to vote generally in the election of directors (though our board will be reducing the threshold for amendment of our bylaws to a simple majority, subject to shareholder approval at our 2017 annual meeting of shareholders).

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock” in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual timing, outcomes or results to differ materially from those indicated in these statements.

Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described under the sections entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, our 2017 Form 10-K and under the heading “Risk Factors—Risks Related to the Acquisition” above, and the following:

•	the Acquisition Agreement may be terminated in accordance with its terms, or the Acquisition may otherwise not be completed;

•	we may be unable to obtain the regulatory approvals required to complete the Acquisition or, in order to do so, we may be required to satisfy materially adverse conditions or comply with materially adverse restrictions;

•	we expect to incur additional indebtedness to finance the Acquisition and may not be able to meet our debt service requirements;

•	investors will not have any right to require us to repurchase, redeem, or repay any share of common stock offered hereby if the Acquisition is not completed;

•	we may not realize the growth opportunities and operational synergies that are anticipated from the Acquisition;

•	the pendency of the Acquisition could adversely affect our business, financial results and operations, and the market price of shares of our common stock;

•	our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus supplement;

•	we participate in a highly competitive market, and increased competition may adversely affect our business;

•	the demand for our offerings depends in part on our customers’ research and development and the clinical and market success of their products. Our business, financial condition, and results of operations may be harmed if our customers spend less on, or are less successful in, these activities;

•	we are subject to product and other liability risks that could adversely affect our results of operations, financial condition, liquidity, and cash flows;

•	failure to comply with existing and future regulatory requirements could adversely affect our results of operations and financial condition;

•	failure to provide quality offerings to our customers could have an adverse effect on our business and subject us to regulatory actions and costly litigation;

•	the services and offerings we provide are highly exacting and complex, and if we encounter problems providing the services or support required, our business could suffer;

•	our global operations are subject to economic, political, and regulatory risks, including the risks of changing regulatory standards or changing interpretations of existing standards, that could affect the profitability of our operations or require costly changes to our procedures;

•	the referendum in the United Kingdom (the “U.K.”) and resulting decision of the U.K. government to consider exiting from the European Union could have future adverse effects on our revenue and costs, and therefore our profitability;

•	if we do not enhance our existing or introduce new technology or service offerings in a timely manner, our offerings may become obsolete over time, customers may not buy our offerings, and our revenue and profitability may decline;

•	we and our customers depend on patents, copyrights, trademarks, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate;

•	our future results of operations are subject to fluctuations in the costs, availability, and suitability of the components of the products we manufacture, including active pharmaceutical ingredients, excipients, purchased components, and raw materials;

•	changes in market access or healthcare reimbursement for our customers’ products in the United States or internationally, including the possible repeal or replacement of the Affordable Care Act in the United States, could adversely affect our results of operations and financial condition by affecting demand for our offerings;

•	as a global enterprise, fluctuations in the exchange rate of the U.S. dollar against foreign currencies could have a material adverse effect on our financial performance and results of operations;

•	tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition;

•	our ability to use our net operating loss carryforwards and certain other tax attributes may be limited;

•	changes to the estimated future profitability of the business may require that we establish an additional valuation allowance against all or some portion of our net U.S. deferred tax assets;

•	we are dependent on key personnel;

•	we use advanced information and communication systems to run our operations, compile and analyze financial and operational data, and communicate among our employees, customers, and counter-parties, and the risks generally associated with such information and communications systems could adversely affect our results of operations;

•	we engage, from time to time, in acquisitions and other transactions that may complement or expand our business or divest of non-strategic businesses or assets. We may not be able to complete such transactions, and such transactions, if executed, pose significant risks and could have a negative effect on our operations;

•	our offerings and our customers’ products may infringe on the intellectual property rights of third parties;

•	we are subject to environmental, health, and safety laws and regulations, which could increase our costs and restrict our operations in the future;

•	we are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations in the future;

•	certain of our pension plans are underfunded, and additional cash contributions we may make will reduce the cash available for funding the activities of our business, such as the payment of our interest expense; and

•	our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or in our industry, expose us to interest-rate risk to the extent of our variable rate debt, and prevent us from meeting our obligations under our indebtedness.

We caution you that the risks, uncertainties, and other factors referenced above may not contain all of the risks, uncertainties, and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits, or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. The factors above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. All forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus apply only as of the date of this prospectus supplement, the accompanying prospectus, or as of the date they were made and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

USE OF PROCEEDS

We estimate the net proceeds to us from the offering to be approximately $241.4 million (approximately $277.7 million if the underwriters exercise their option to purchase additional shares of common stock), after deducting the underwriting discount and our estimated offering expenses.

Completion of this offering is not contingent on completion of the Debt Offering or the Acquisition, and the Debt Offering and the Acquisition are not contingent on the completion of this offering. Accordingly, even if the Acquisition is not consummated, shares of our common stock sold in this offering will remain outstanding.

We intend to use the net proceeds from this offering together with the net proceeds of the Debt Offering and cash on hand to fund the purchase price of the Acquisition and to pay related fees, costs, and expenses. If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. Pending their use, the net proceeds may be invested temporarily in short-term marketable securities or used to reduce outstanding short-term borrowings.

The following table outlines the sources and uses of funds for the portion of the consideration for the Acquisition to be paid at the closing, assuming the underwriters do not exercise their option to purchase additional shares of common stock in this offering. The table assumes that the Acquisition and the Financing Transactions are completed simultaneously, but this offering is expected to occur before completion of the Acquisition. Amounts in the table are estimated. Actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
(dollars in millions)
Cash and cash equivalents	$90	Acquisition consideration(3)	$750
Common stock offered hereby(1)	250	Estimated fees and expenses(4)	40

New notes offered in the Debt Offering(2)	450

Total sources	$790	Total uses	$790

(1)	Before underwriting discounts and our expenses and assuming no exercise of the underwriters’ option.

(2)	Before the initial purchasers’ discount and our expenses.

(3)	The aggregate purchase price payable by us is $950 million, of which (a) $750 million is payable on the closing date of the Acquisition (less an amount to be placed in escrow for adjustment purposes and a previous deposit), subject to customary purchase price adjustments related to the amount of Cook Pharmica’s working capital, cash, debt, and transaction expenses, as described in the Acquisition Agreement, and (b) the Deferred Purchase Consideration is payable in $50 million increments on each anniversary of the closing date of the Acquisition over four years.

(4)	Estimated fees and expenses include underwriting discounts and expenses of this offering and the fees and expenses associated with the Bridge Loan Commitment, the Debt Offering, and the Acquisition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2017 on:

•	an actual basis;

•	an as adjusted basis, after giving effect to this offering and the payment of underwriting discounts and expenses (but not the application of the net proceeds therefrom), assuming no exercise of the underwriters’ option to purchase additional shares of common stock; and

•	on a pro forma basis to give effect to this offering, the Debt Offering, the Acquisition, the payment of related costs, fees and expenses and the application of the net proceeds of the Financing Transactions for those purposes.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements in our 2017 Form 10-K incorporated by reference herein, as well as (i) “Summary—Recent Developments,” (ii) “Use of Proceeds,” (iii) the historical financial statements and related notes of Cook Pharmica, and (iv) “Unaudited Pro Forma Financial Statements,” each appearing elsewhere in this prospectus supplement. Undue reliance should not be placed on the pro forma information included in this capitalization table because this offering is not contingent on completion of the Debt Offering, the Acquisition, the payment of related costs, fees, and expenses or the application of the net proceeds of the Financing Transactions for those purposes.

	As of June 30, 2017
	Actual	As Adjusted	Pro Forma
(dollars in millions, except per share data)
Cash and cash equivalents	$288.3	$529.7	$210.8

Debt (including current portion):
Senior secured credit facilities:
Term loans(1)	1,596.2	1,596.2	1,596.2
Revolving credit facility(2)	—	—	—
Existing notes(3)	424.3	424.3	424.3
Debt Offering(4)	—	—	441.5
Deferred purchase consideration(5)	—	—	182.9
Capital leases	53.3	53.3	53.3
Other obligations(6)	5.9	5.9	5.9

Total debt	2,079.7	2,079.7	2,704.1

Stockholders’ equity:
Common stock $0.01 par value; 1.0 billion shares authorized, actual, as adjusted, and pro forma; 125,049,867 shares issued and outstanding, actual; 131,444,867 shares issued and outstanding, as adjusted and pro forma	1.3	1.4	1.4
Preferred stock $0.01 par value; 100 million authorized, actual, adjusted, and pro forma; 0 issued and outstanding, actual, as adjusted, and pro forma	—	—	—
Additional paid-in capital	1,992.0	2,233.4	2,233.4
Accumulated deficit	(955.7)	(955.7)	(968.1)
Accumulated other comprehensive loss	(314.1)	(314.1)	(314.1)
Total shareholders’ equity	723.5	965.0	952.6

Total capitalization	$2,803.2	$3,044.7	$3,656.7

(1)	The term loans under our senior secured credit facilities consist of (a) $1,244.2 million of U.S. dollar-denominated term loans and (b) $352.0 million (U.S. dollar equivalent) of euro-denominated term loans, all of which mature in May 2021.

(2)	The revolving credit facility under our senior secured credit facilities provides for availability of $200.0 million and matures in May 2019 or earlier under certain circumstances. As of June 30, 2017, we had no borrowings under this facility and $12.0 million in outstanding letters of credit.

(3)	This amount represents the U.S. dollar equivalent of our existing notes.

(4)	This amount represents the aggregate principal amount of new notes expected to be issued in the Debt Offering. The Debt Offering has not been and, if issued, will not be registered under the Securities Act, and the new notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

(5)	This amount represents the estimated fair value of the Deferred Purchase Consideration.

(6)	Other obligations consist primarily of loans for equipment and certain working capital obligations.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On September 18, 2017, we entered into the Acquisition Agreement with the Seller and Cook Pharmica. Pursuant to the terms and conditions of the Acquisition Agreement, at the closing, we will acquire 100% of the outstanding equity interests of Cook Pharmica. The aggregate purchase price payable by us is $950.0 million of which (i) $750.0 million is payable on the closing date of the Acquisition (less an amount to be placed in escrow for adjustment purposes and a previous deposit), subject to customary purchase price adjustments related to the amount of Cook Pharmica’s working capital, cash, debt and transaction expense reimbursement as described in the Acquisition Agreement and (ii) the Deferred Purchase Consideration of $200 million is payable in $50.0 million increments on each anniversary of the closing date of the Acquisition over four years.

The closing of the Acquisition is subject to customary closing conditions, including the expiration or termination of the waiting period under the HSR Act and the clearance of the Acquisition from the German Federal Cartel Office. The Acquisition Agreement contains certain termination rights for the Seller and us, including if the closing does not occur before March 18, 2018. We have agreed to pay the Seller a termination fee of $35.0 million upon termination of the Acquisition Agreement under certain specified circumstances. We currently anticipate obtaining satisfaction or waiver of the closing conditions and closing the Acquisition during the second quarter of our fiscal 2018, although there can be no assurance that the Acquisition will close when anticipated, or at all.

We expect to obtain the funds necessary to pay the portion of the Acquisition consideration due at the closing with (a) the net proceeds from the common stock offering made pursuant to this prospectus supplement, (b) the net proceeds from the issuance of $450.0 million aggregate principal amount of new notes to be sold pursuant to the Debt Offering and (c) cash on hand. As described elsewhere in this prospectus supplement, we are giving effect to the issuance of approximately 6,133,464 shares of our common stock at an assumed price of $40.76 per share, the closing price of our common stock on the NYSE on September 22, 2017.

Our fiscal year ends on June 30, while Cook Pharmica’s fiscal year ends on December 31. Pursuant to Rule 11-02(c)(3) of Regulation S-X under the Securities Act, the fiscal years have been conformed to have a fiscal year end of June 30 for the purpose of presenting summary unaudited pro forma condensed combined financial statements, because the two fiscal year ends are separated by more than 93 days.

The unaudited pro forma condensed combined balance sheet combines our audited year end consolidated balance sheet as of June 30, 2017 and the unaudited balance sheet of Cook Pharmica as of June 30, 2017. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 combines our audited consolidated statement of operations for fiscal 2017 with the unaudited statement of income of Cook Pharmica for the twelve months ended June 30, 2017. The unaudited statement of income of Cook Pharmica for the twelve months ended June 30, 2017 is derived by adding the unaudited statement of income information for the six months ended June 30, 2017 to the audited statement of income information for the year ended December 31, 2016 and subtracting the unaudited statement of income information for the six months ended June 30, 2016.

The following unaudited pro forma condensed combined statement of operations gives effect to the Acquisition and the Financing Transactions as if they had closed on July 1, 2016. The following unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and the Financing Transactions as if they had closed on June 30, 2017. The summary unaudited pro forma condensed combined financial statements do not give effect to the potential Credit Agreement Amendment.

The historical financial data is adjusted in the unaudited pro forma condensed combined financial statements to give effect to unaudited pro forma adjustments that are (1) directly attributable to the Acquisition and Financing Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on our consolidated operating results.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data.

In addition, in connection with our entry into the Acquisition Agreement, we and the Seller have agreed that, on the closing of the Acquisition, (i) the Seller and Cook Pharmica will enter into a transition services agreement, pursuant to which the Seller and Cook Pharmica will provide certain services to facilitate the transition of Cook Pharmica’s business and (ii) Cook Pharmica and Cook Medical will enter into a supply agreement, pursuant to which Cook Pharmica will manufacture, fill, inspect, label, package, test, release and supply in vitro fertilization (IVF) media to Cook Medical and its affiliates. No pro forma adjustments were made in contemplation of these two agreements as they were not material.

The unaudited pro forma condensed combined statement of operations is not necessarily indicative of operating results that would have been achieved had the Acquisition and the Financing Transactions been completed as of July 1, 2016 and are not intended to project our future financial results after the Acquisition and the Financing Transactions. The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been had the Acquisition and the Financing Transactions closed on June 30, 2017 or for any future or historical period. The unaudited pro forma condensed combined statement of operations and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition that may be derived, either or both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

The unaudited pro forma condensed combined financial data should be read in conjunction with the following information:

•	the notes to the unaudited pro forma condensed combined financial data;

•	Item 1.01 of our Current Report on Form 8-K filed with the SEC on September 19, 2017, including the exhibit thereto, which describes the Acquisition and which is incorporated by reference into this prospectus supplement;

•	our audited consolidated financial statements as of and for fiscal 2017, which are included in our 2017 Form 10-K, as filed with the SEC, which is incorporated by reference into this prospectus supplement;

•	the audited financial statements of Cook Pharmica as of and for the year ended December 31, 2016, which are included in this prospectus supplement; and

•	the unaudited financial statements of Cook Pharmica as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, which are included in this prospectus supplement.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2017

(dollars in millions, except per share data)

	Catalent	Cook Pharmica		Financing Transactions		Acquisition		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$288.3	$—		$683.6	(a)	$(760.4	)(b)	$211.5
Trade receivables, net	488.8	32.9		—		—		521.7
Inventories	184.9	16.2		—		—		201.1
Prepaid expenses and other	97.8	2.0		—		—		99.8

Total current assets	1,059.8	51.1		683.6		(760.4)		1034.1
Property, plant, and equipment, net	995.9	171.7		—		63.0	(c)	1,230.6
Other assets:
Goodwill	1,044.1	—		—		408.7	(d)	1,452.8
Other intangibles, net	273.1	—		—		260.0	(e)	533.1
Deferred income taxes	53.9	110.6		—		(110.6	)(f)	53.9
Other	27.5	—		—		—		27.5

Total assets	$3,454.3	$333.4		$683.6		$(139.3)		$4,332.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$24.6	$—		$—		$48.4	(g)	$73.0
Accounts payable	163.2	4.9		—		—		168.1
Other accrued liabilities	281.2	18.6	(h)	—		—		299.8

Total current liabilities	469.0	23.5		—		48.4		540.9
Long-term obligations, less current portion	2,055.1	—		441.5	(i)	134.5	(g)	2,631.1
Pension liability	129.5	—		—		—		129.5
Deferred income taxes	31.7	—		—		—		31.7
Other liabilities	45.5	0.1	(h)	—		—		45.6
Commitment and contingencies	—	—		—		—		—
Shareholders’ equity/(deficit):
Common stock $0.01 par value; 1.0 billion shares authorized, actual, as adjusted, and pro forma; 125,049,867 shares issued and outstanding, actual; 131,179,867 shares issued and outstanding, as adjusted and pro forma	1.3	—		0.1	(j)	—		1.4
Preferred stock $0.01 par value; 100 million authorized, actual, adjusted, and pro forma; 0 issued and outstanding, actual, as adjusted, and pro forma	—	—		—		—		—
Additional paid in capital	1,992.0	—		242.0	(j)	—		2,234.0
Accumulated deficit	(955.7)	(163.9)		—		151.5	(j),(k)	(968.1)
Net parent investment	—	473.7		—		(473.7	)(k)	—
Accumulated other comprehensive income/(loss)	(314.1)	—		—		—		(314.1)

Total shareholders’ equity	723.5	309.8		242.1		(322.2)		953.2

Total liabilities and shareholders’ equity	$3,454.3	$333.4		$683.6		$(139.3)		$4,332.0

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2017

(dollars in millions, except per share data)

	Catalent	Cook Pharmica (Note 1)		Reclassifications(l)	Financing Transactions		Acquisition		Pro Forma
Net revenue	$2,075.4	$179.0		$1.3	$—		$—		$2,255.7
Cost of sales	1,420.8	119.4		1.4	—		1.1	(m)	1,542.7

Gross margin	654.6	59.6		(0.1)	—		(1.1)		713.0
Selling, general and administrative expenses	402.6	21.6		4.5	—		14.6	(n),(o)	443.3
Impairment charges and (gain)/loss on sale of assets	9.8	—		—	—		—		9.8
Research and development	—	1.1		(1.1)	—				—
Corporate Allocation	—	3.1		(3.1)	—				—
Restructuring and other	8.0	—		—	—		—		8.0

Operating earnings	234.2	33.8		(0.4)	—		(15.7)		251.9
Interest expense, net	90.1	—		—	32.5	(p)	—		122.6
Other (income)/expense, net	8.5	—		(0.4)	—		—		8.1

Earnings from continuing operations before income taxes	135.6	33.8		—	(32.5)		(15.7)		121.2
Income tax expense/(benefit)	25.8	(110.4	)(q)	—	(12.7	)(q)	(6.1	)(q)	(103.4)

Net earnings	$109.8	$144.2		$—	$(19.8)		$(9.6)		$224.6

Earnings per share attributable to Catalent
Basic
Net earnings	$0.88								$1.71	(r)
Diluted
Net earnings	0.87								1.69	(r)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

As Cook Pharmica’s fiscal year of December 31 differs from our fiscal year of June 30, in order for the pro forma results to be comparable to ours, the Cook Pharmica statement of income for the twelve months ended June 30, 2017 was calculated as follows:

	Six months ended June 30, 2017	+	Year Ended December 31, 2016	-	Six months ended June 30, 2016	=	Twelve months ended June 30, 2017
(dollars in millions)	(unaudited)				(unaudited)		(unaudited)
Net revenues - external	$83.9		$168.3		$82.7		$169.5
Revenues - affiliates	5.0		9.5		5.0		9.5

Total revenues	88.9		177.8		87.7		179.0
Cost of revenues	60.8		121.9		63.3		119.4

Gross profit	28.1		55.9		24.4		59.6

Sales, marketing, and administrative	11.0		21.9		11.3		21.6
Research and development	0.7		1.0		0.6		1.1
Corporate allocation	1.9		2.9		1.7		3.1
Other expense, net	0.1		0.1		0.2		—

Income before income taxes	14.4		30.0		10.6		33.8

Income tax expense / (benefit)	(110.7)		0.1		(0.2)		(110.4)

Net income	$125.1		$29.9		$10.8		$144.2

Note 2 - Preliminary Purchase Price Allocation

As discussed above, the aggregate purchase price for the Acquisition is $950.0 million of which (i) $750.0 million is payable on the closing date of the Acquisition (less an amount to be placed in escrow for adjustment purposes and a previous deposit), subject to customary purchase price adjustments related to the amount of Cook Pharmica’s working capital, cash, debt and transaction expenses as described in the Acquisition Agreement and (ii) the Deferred Purchase Consideration of $200.0 million is payable in $50.0 million increments on each anniversary of the closing date of the Acquisition over four years.

The Acquisition will be accounted for as a business combination in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805 Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the Acquisition completion date. Accordingly, the cost to acquire such interests will be allocated to the underlying net assets based on their respective fair values. The fair value of Cook Pharmica’s identifiable tangible and intangible assets acquired and liabilities assumed, along with the Deferred Purchase Consideration, are based on a preliminary estimate of fair value as of June 30, 2017. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to all identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions that our management believes are reasonable based on currently available information as of the date of this prospectus supplement. The final purchase price and fair value assessment of identifiable assets acquired and liabilities assumed will be completed following the closing date of the Acquisition based on a detailed valuation analysis that has not yet been completed. The final purchase price allocation may be different from that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

Preliminary Purchase Price Allocation

(dollars in millions)
Preliminary purchase price:
Cash paid at closing	$748.0
Fair value of Deferred Purchase Consideration(*)	182.9

Total estimated purchase price	$930.9

Preliminary purchase price allocation
Property, plant and equipment	$234.7
Customer relationships	260.0
Other net assets	27.5
Goodwill	408.7

Total	$930.9

(*)	We have preliminarily determined the fair value using assumptions including the yield on applicable U.S. Treasury notes, our credit spread, and a present value factor.

Note 3 - Conforming Accounting Policies

Following the Acquisition, we will conduct a review of Cook Pharmica’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Cook Pharmica’s results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, we were not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 4.

Note 4 - Pro Forma Adjustments

The adjustments described below are keyed to the footnotes in the Unaudited Pro Forma Condensed Combined Financial Statements. This note should be read in conjunction with Note 1—Basis of Presentation, Note 2—Preliminary Purchase Price Allocation, and Note 3—Conforming Accounting Policies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents an increase in cash and cash equivalents in the amount of $683.6 million, which relates to this offering and the Debt Offering, calculated as:

(i)	an increase of $250.0 million to reflect the gross proceeds expected to be raised in this offering (assuming no exercise of the option granted to the underwriters to purchase additional shares);

(ii)	a decrease of $7.9 million to reflect fees of this offering (assuming no exercise of the option granted to the underwriters to purchase additional shares);

(iii)	an increase of $450.0 million to reflect the gross proceeds expected to be raised in the Debt Offering; and

(iv)	a decrease of $8.5 million to reflect debt issuance costs related to the Debt Offering.

(b)	Represents a decrease in cash and cash equivalents in the amount of $760.4 million, which relates to the Acquisition, calculated as:

(i)	a decrease of $748.0 million paid by us at the closing of the Acquisition; and

(ii)	a decrease of $12.4 million to reflect other estimated Acquisition-related costs such as fees and expenses payable with respect to the Bridge Loan Commitment and other legal and banking fees and expenses that were not incurred as of June 30, 2017 and are expected to be incurred through the closing of the Acquisition.

(c)	Represents an increase in property, plant, and equipment of $63.0 million as a result of adjusting the historical book value of such assets to the preliminary estimated fair value.

(d)	Represents the recognition of $408.7 million of goodwill for the excess of the preliminary fair value purchase price over the estimated fair value of Cook Pharmica’s net assets.

(e)	Represents the recognition of $260.0 million of intangible assets consisting of customer relationships as a result of the Acquisition, calculated using the multi-period excess earnings method for the valuation of customer relationships.

(f)	Represents the elimination of Cook Pharmica’s deferred income taxes of $110.6 million as a result of the Acquisition, because the transaction is taxable and does not result in any deferred taxes as of date of closing of the Acquisition, since the book basis and tax basis of Cook Pharmica will be the same.

(g)	Represents the current and long-term portions of the Deferred Purchase Consideration, recognized at estimated fair value as of June 30, 2017, as discussed in Note 2—Preliminary Purchase Price Allocation.

(h)	Represents reclassifications to conform to our basis of presentation for our balance sheet, which have no effect on the net equity of Cook Pharmica and relate to:

(i)	Historical employee compensation, business taxes, sundry, and deferred revenue totaling $18.6 million, which were reclassified to other accrued liabilities.

(dollars in millions)	June 30, 2017 Increase/(Decrease)
Employee Compensation	(5.8)
Business taxes	(1.2)
Sundry	(0.7)
Deferred revenue	(10.9)

Other accrued liabilities	18.6

(ii)	Historical deferred compensation of $0.1 million, which was reclassified to other liabilities.

(dollars in millions)	June 30, 2017 Increase/(Decrease)
Deferred Compensation	(0.1)
Other liabilities	0.1

(i)	Represents the net increase in long-term obligations of $450.0 million as a result of the Debt Offering, net of $8.5 million of debt issuance costs.

(j)	Represents an increase to our equity as a result of this offering based on approximately 6,133,464 shares assumed to be issued at a price of $40.76, the closing price of our common stock on the NYSE on September 22, 2017:

(i)	an increase in shareholders’ equity of $0.1 million relating to the issuance of approximately 6,133,464 shares at a par value of $0.01;

(ii)	an increase in shareholders’ equity / additional paid-in capital of $249.9 million relating to the aggregate capital assumed to be raised in excess of par value (exclusive of underwriting fees);

(iii)	a decrease in shareholders’ equity / additional paid-in capital of $8.0 million relating to other equity offering fees; and

(iv)	an increase in accumulated deficit of $12.4 million to reflect other estimated transaction costs, including expenses of the Bridge Facility and legal and banking fees that were not incurred as of June 30, 2017 and are expected to be incurred through the closing of the Acquisition.

We assumed no exercise of the underwriters’ option to purchase additional shares for purposes of the pro forma calculations.

(k)	Represents the elimination of Cook Pharmica’s equity balance in connection with the Acquisition.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(l)	Represents reclassifications to conform to our basis of presentation for our statement of operations, which have no effect on the net income of Cook Pharmica, and relate to:

(i)	research and development costs and corporate allocation costs totaling $4.2 million, which were reclassified to selling, general and administrative expenses;

(ii)	royalty fees of $1.4 million, which were reclassified from other (income)/expense, net to cost of sales;

(iii)	research and development revenue of $1.3 million, which was reclassified from other (income)/expense, net to net revenue; and

(iv)	employee compensation of $0.3 million, which was reclassified from other (income)/expense, net to selling, general, and administrative expenses.

(m)	Represents a net adjustment to depreciation expense of $1.1 million related to the fair value of the property, plant, and equipment acquired in the Acquisition. The revised depreciation expense was calculated on a straight-line basis using the following estimated useful lives as determined by management: Buildings and Improvements—35 years; Machinery and Equipment—5 to 10 years; Other Equipment—4 years. We made an adjustment to conform Cook Pharmica’s typically shorter depreciation schedules to our accounting policies with respect to depreciable lives.

(n)	Represents amortization expense of intangible assets resulting from the Acquisition. The intangible assets represent customer relationships with an estimated useful life of 15 years, which we will amortize on a straight-line basis. The estimated useful life was determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and/or management’s view based on historical experience with similar assets. Total pro forma amortization expense recorded for the twelve months ended June 30, 2017 is $17.3 million. A 10% increase / decrease in the estimated fair value of intangibles will increase / decrease amortization by $1.7 million.

(o)	Represents the elimination of $2.7 million in transaction costs paid by us during our fiscal 2017 that are non-recurring and directly related to the Acquisition.

(p)	Represents the adjustments to interest expense of $32.5 million in connection with the Debt Offering and amortization of the Deferred Purchase Consideration, calculated as follows:

(i)	an increase of $24.7 million related to cash interest on the new notes at an assumed interest rate. A 0.125 percentage point change in the assumed interest rate on the notes would correspondingly change interest expense by $0.6 million on a pro forma basis for the year ended June 30, 2017;

(ii)	an increase of $1.1 million related to the amortization of an aggregate $8.5 million of debt issuance costs estimated to be incurred in connection with the Debt Offering; and

(iii)	an increase of $6.7 million related to non-cash interest on the Deferred Purchase Consideration at an estimated interest rate of 3.68%. The expense associated with this non-cash interest was calculated using the effective interest method.

(q)	In the six months ended June 30, 2017, Cook Pharmica determined that it no longer had a three-year cumulative pre-tax loss and expected to generate positive net pre-tax income in future years. Cook Pharmica, therefore, reversed the valuation allowance against the net deferred tax asset, resulting in an income tax benefit of $110.7 million. No pro forma adjustment was made to this income tax benefit as the release of the tax valuation allowance is not directly related to the Acquisition and Financing Transactions. The reversal of the valuation allowance and its impact on the effective tax rate is not considered to be representative of the income taxes of the combined organization on a go-forward basis. We expect Cook Pharmica to achieve an effective tax rate of 39% and have applied that rate to the pro forma adjustments presented herein. Exclusion of the Cook Pharmica income tax benefit from the pro forma net earnings attributable to us would result in basic and diluted net earnings per share of $0.87 and $0.86, respectively, which represents a $0.01 decrease from each of our basic and diluted net earnings per share.

(r)	Basic and diluted net earnings per share (“EPS”) are each calculated by dividing pro forma net earnings attributable to us by the weighted average shares outstanding and diluted weighted average shares outstanding, respectively, for the year ended June 30, 2017, as adjusted for the issuance of approximately 6,133,464 shares related to the offering as of the beginning of the annual period. We assumed no exercise of the underwriters’ over-allotment option for purposes of the pro forma calculation. A 10% increase in the assumed offering price of $40.76, the closing price of our common stock on the NYSE on September 22, 2017, would not change basic EPS and would increase diluted EPS by $0.01. A 10% decrease in the assumed offering price of $40.76, the closing price of our common stock on the NYSE on September 22, 2017, would decrease both basic and diluted EPS by $0.01.

PRICE RANGE OF COMMON STOCK

Our common stock began trading publicly on the NYSE under the symbol “CTLT” as of July 31, 2014. Prior to that time, there was no public market for our common stock. As of September 20, 2017, there were 22 holders of record of our common stock. This stockholder figure does not include a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. The following table sets forth the high and low sale prices per share for our common stock as reported on the NYSE for the period indicated:

	Stock Price
	High	Low
Fiscal Year Ended June 30, 2016:
First Quarter ended September 30, 2015	$34.42	$24.05
Second Quarter ended December 31, 2015	$28.75	$23.63
Third Quarter ended March 31, 2016	$27.60	$18.92
Fourth Quarter ended June 30, 2016	$32.24	$20.94

Fiscal Year Ended June 30, 2017:
First Quarter ended September 30, 2016	$26.95	$22.52
Second Quarter ended December 31, 2016	$27.43	$21.83
Third Quarter ended March 31, 2017	$30.22	$25.51
Fourth Quarter ended June 30, 2017	$38.73	$27.48

Fiscal Year Ending June 30, 2018:
First Quarter ending September 30, 2017 (through September 26, 2017)	$42.22	$33.42

The closing sale price of our common stock, as reported by the NYSE, on September 26, 2017 was $39.21.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of September 7, 2017 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and our fiscal 2017 named executive officers and (3) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is 14 Schoolhouse Road, Somerset, New Jersey 08873.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Prior to Offering(1)	Percent of Class After Offering(2)
T. Rowe Price Associates, Inc.(3)	16,008,034	12.8%	12.1%
BlackRock, Inc.(4)	14,850,119	11.8%	11.3%
The Vanguard Group(5)	9,446,692	7.5%	7.2%
FMR LLC(6)	7,937,478	6.3%	6.0%
Janus Capital Management LLC(7)	7,559,172	6.1%	5.8%
John Chiminski(8)	1,034,336	*	*
Matthew Walsh(8)	128,757	*	*
William Downie(8)	48,532	*	*
Steven Fasman(8)	70,499	*	*
Barry Littlejohns(8)	218,152	*	*
Sharon Johnson	30,203	*	*
Madhavan Balachandran	—	*	*
J. Martin Carroll	12,523	*	*
Rolf Classon	16,665	*	*
Gregory T. Lucier	28,663	*	*
Donald E. Morel, Jr.	18,799	*	*
James Quella(8)	53,625	*	*
Uwe Röhrhoff	3,000	*	*
Jack Stahl	16,665	*	*
Directors and executive officers as a group (19 persons)(9)	2,078,816	1.7%	1.6%

*	Represents less than 1%.

(1)	Based on the number of shares outstanding at September 7, 2017.

(2)	Reflects issuance of 6,395,000 shares of common stock to be issued in this offering but assumes the underwriters do not exercise their option to purchase 959,250 additional shares of common stock.

(3)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 7, 2017, in which T. Rowe Price Associates, Inc. reported that it and its affiliates have sole voting power over 4,204,824 shares and sole dispositive power over 16,008,034 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 12, 2017, in which BlackRock, Inc. reported that it has sole voting power over 14,605,189 shares and sole dispositive power over 14,850,119 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2017, in which The Vanguard Group reported that it and its affiliates have sole voting power over 207,575 shares and an aggregate sole dispositive power over 9,232,015 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on July 10, 2017, in which FMR LLC reported that it and its affiliates have sole voting power over 1,272,445 shares and sole dispositive power over 7,937,478 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(7)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 13, 2017, in which Janus Capital Management LLC reported that it and its affiliates have sole voting power over 6,334,280 shares and shared dispositive power over 1,264,892 shares. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(8)	The number of shares beneficially owned includes shares of common stock issuable upon exercise of options that are currently exercisable and/or will be exercisable within 60 days after September 7, 2017, as follows: Mr. Chiminski (495,101), Mr. Littlejohns (195,035), Mr. Walsh (39,921), Mr. Fasman (28,197), Mr. Downie (15,515), and Mr. Quella (36,960).

(9)	Includes 1,172,936 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after September 7, 2017. Does not include amounts held by Ms. Johnson as her employment with us ended on June 30, 2017.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock as of the date hereof, but does not purport to be a complete analysis of all potential tax consequences. Except where noted, this summary deals only with common stock that is held as a capital asset (i.e., generally, an asset held for investment purposes).

A “non-U.S. holder” means a beneficial owner that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” (within the meaning of the Code).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, and are subject to differing interpretations, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with other U.S. federal tax laws (including the Medicare tax on certain investment income) or any foreign, state, local, or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, a holder that is a partnership or other pass-through entity for U.S. federal income tax purposes, a non-U.S. holder that is a bank, financial institution, insurance company, tax-exempt or government organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, long-term resident of the United States, person subject to the alternative minimum tax, controlled foreign corporation, corporation that accumulates earnings to avoid U.S. federal income tax, tax-qualified retirement plan, passive foreign investment company, a non-U.S. holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle, synthetic security or other risk reduction strategy, a non-U.S. holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, a non-U.S. holder that is deemed to sell our common stock under the constructive sale provisions of the Code or a non-U.S. holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner of a partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partnership, or a partner of a partnership, holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

Dividends

Distributions of cash or property that we pay on our common stock (if any) will be treated as taxable dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain from a sale or other disposition of our common stock as described below in “—Gain on Disposition of Common Stock.” Your adjusted tax basis generally is the purchase price of the shares, reduced (but not below zero) by any such tax-free returns of capital. Subject to the discussions of backup withholding and additional withholding requirements below, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) generally are not subject to U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends generally are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” on its effectively connected earnings and profits at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service (“IRS”) Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

The certifications described above must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “Information Reporting and Backup Withholding” and “Additional Withholding Requirements”.

Gain on Disposition of Common Stock

Subject to the discussions of backup withholding and additional withholding requirements below, any gain realized on the sale, exchange, or other taxable disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the non-U.S. holder held our common stock.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to such holder if it were a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is a corporation for U.S. federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a “United States real property holding corporation” is made from time to time and depends on the relative fair market value of our assets, there can be no assurance in this regard. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). For this purpose, real property interests include land, improvements, and associated personal property. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations), only a non-U.S. holder who holds or held directly, indirectly, or constructively (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock in the same manner as gain that is effectively connected with a trade or business of the non-U.S. holder in the United States, except that the branch profits tax generally will not apply. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “Information Reporting and Backup Withholding” and “Additional Withholding Requirements”.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) on a properly executed IRS Form W-8, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular circumstances, including the procedure for claiming any applicable exemption.

Additional Withholding Requirements

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons, or in each case, such foreign entity otherwise qualifies for an exemption. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. A payee that is a foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, and RBC Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	3,197,500
J.P. Morgan Securities LLC	1,279,000
RBC Capital Markets, LLC	1,279,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	639,500

Total	6,395,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 959,250 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 959,250 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$39.10	$250,044,500	$287,551,175
Underwriting discounts and commissions	$1.23	$7,865,850	$9,045,728
Proceeds, before expenses, to us	$37.87	$242,178,650	$278,505,448

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.8 million.

Our common stock is listed on the NYSE under the symbol “CTLT”.

We and all directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, we and they will not, during the period ending 45 days after the date of this prospectus supplement (the “restricted period”):

•	offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of our common stock, including but not limited to any options or warrants to purchase shares of stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, stock or any such substantially similar securities; or

•	enter into any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such person’s shares even if such shares would be disposed by someone other than such person;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We have also agreed not to file, or publicly disclose the intention to file, any registration statement with the SEC relating to the offering of any securities that are substantially similar to the shares (except for any registration statement on Form S-8, or any amendment thereto, to register shares issuable upon exercise of awards granted pursuant to the terms of any employee equity incentive plan) including but not limited to any options or warrants to purchase shares of stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, stock or any such substantially similar securities.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares pursuant to the underwriting agreement; or

•	the issuance by us of shares of common stock or any such substantially similar securities to be issued upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus supplement of which Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC have been advised in writing; or

•	the issuance by us of shares or any such substantially similar securities pursuant to employee incentive plans existing as of the date of the underwriting agreement (including, for the avoidance of doubt, the 2014 Omnibus Incentive Plan); or

•	the issuance by us of up to 5% of the outstanding shares of the common stock or any such substantially similar securities in connection with the acquisition of, a joint venture with or a merger with, another company, and the filing of a registration statement with respect thereto; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that no transfer occurs under such plan during the restricted period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith other than general disclosure in our periodic reports to the effect that our directors and officers may enter into such trading plans from time to time, except that our executive officers may transfer or sell shares pursuant to trading plans that are entered into prior to this offering; or

•	the transfer by a security holder of shares of common stock or any securities convertible into, exchangeable for, exercisable for, or that represent the right to receive common stock (i) by will or intestacy, (ii) as a bona fide gift or gifts, (iii) to any trust, partnership, limited liability company, or other entity for the direct or indirect benefit of such holder or the immediate family of such holder (for purposes of this subclause (iii), “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) pursuant to an order of a court or regulatory agency, (vii) from an executive officer to us upon death, disability, or termination of employment of such executive officer, (viii) in connection with transactions by any person other than us relating to common stock acquired in open market transactions after the completion of the offering provided that in the case of this clause (viii) no public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of the common stock shall be required or shall be voluntarily made during the restricted period or any extension thereof, (ix) to us (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares of stock granted by us pursuant to any employee benefit plans or arrangements described herein, where any shares of stock received by such person upon any such exercise will be subject to the terms of the lock-up agreement, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares of stock or the vesting of any restricted stock awards granted by us pursuant to employee benefit plans or arrangements described herein, in each case on a “cashless” or “net exercise” basis, where any shares of stock received by such holder upon any such exercise or vesting will be subject to the terms of the lock-up agreement, and/or (x) with the prior written consent of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC; provided that: (1) in the case of each transfer or distribution pursuant to clauses (ii) through (v) and clause (vii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and (2) in the case of each transfer or distribution pursuant to clauses (ii) through (v) and clause (ix), if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of common stock shall be required or shall be voluntarily made during the restricted period or any extension thereof (a) such holder will provide Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC prior written notice informing them of such report or filing and (b) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In connection with the offering of the shares of our common stock, Morgan Stanley & Co. LLC or any person acting for it may effect transactions with a view to supporting the market price of the shares of our common stock at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilizing manager or any of its agents to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Certain of the underwriters or their respective affiliates are agents and/or lenders under our senior secured credit facilities, for which they have received or expect to receive customary compensation.

In addition, certain of the underwriters or their respective affiliates have provided the Bridge Loan Commitment to finance a portion of the consideration for the Acquisition and will be entitled to customary fees and reimbursement of expenses in connection therewith upon consummation of the Acquisition. The Bridge Loan Commitment will be reduced on a dollar-for-dollar basis by 100% of the gross cash proceeds from this offering. See “Summary—Recent Developments—Acquisition Financing.” Certain of the underwriters or their respective affiliates may participate in any notes offering and, if so, will be entitled to customary fees in connection therewith.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This prospectus has been prepared on the basis that any offer of shares of our common stock in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of our common stock which are the subject of the offering contemplated in this prospectus may only do so (i) in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In relation to each Relevant Member State, each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of our common stock which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such shares of our common stock to the public in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of our common stock under, the offers to the public contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of our common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where shares of our common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of our common stock to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2017, and the effectiveness of our internal control over financial reporting as of June 30, 2017, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the financial statements of Cook Pharmica LLC as of and for the year ended December 31, 2016 included in Catalent Inc.’s Form 8-K filed September 25, 2017, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Cook Pharmica LLC’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (in each case, except as specifically included below, other than information that is deemed, under SEC rules, not to have been filed):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2017;

•	our Definitive Proxy Statement on Schedule 14A, filed on September 22, 2017 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017);

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on July 31, 2014, including all amendments and reports filed for the purpose of updating such description; and

•	our current reports on Form 8-K filed on August 28, 2017 (but excluding Item 2.02 and Exhibit 99.1), September 19, 2017 and September 25, 2017.

Any statement made in this prospectus supplement or in the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Attn: Corporate Secretary

Tel.: (732) 537-6200

Email: CorpSec@catalent.com

Our reports and documents incorporated by reference into this prospectus supplement or the accompanying prospectus may also be found in the “Investors” section of our website at www.catalent.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or any registration statement of which it forms a part.

INDEX TO FINANCIAL STATEMENTS OF COOK PHARMICA LLC

Audited Financial Statements as of and for the year ended of December 31, 2016

Unaudited Condensed Financial Statements as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and June 30, 2016

Unaudited Condensed Balance Sheet	S-F-17
Unaudited Condensed Statements of Income	S-F-18
Unaudited Condensed Statement of Parent Company Net Investment in Pharmica	S-F-19
Unaudited Condensed Statements of Cash Flows	S-F-20
Notes to Unaudited Condensed Financial Statements	S-F-21

S-F-1

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Cook Group Incorporated

We have audited the accompanying financial statements of Cook Pharmica LLC (a wholly owned subsidiary of Cook Group Incorporated) (the Company), which comprise the balance sheet as of December 31, 2016, and the related statements of income, parent company net investment in Pharmica, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cook Pharmica LLC at December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

July 31, 2017

S-F-2

COOK PHARMICA LLC

BALANCE SHEET

December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$1,500
Accounts receivable, net of allowances of $ 1,225,629	33,576,816
Inventories	16,693,378
Prepaid expenses and other	1,578,755

Total current assets	51,850,449

Property and equipment, net	173,712,667

Total assets	$225,563,116

Liabilities and invested equity
Current liabilities:
Accounts payable	$8,029,775
Accrued liabilities:
Employee compensation	5,150,379
Business taxes	1,444,158
Sundry	1,474,639
Deferred revenue	5,925,967

Total current liabilities	22,024,918

Deferred tax liability	39,051
Deferred compensation	55,706

Total liabilities	22,119,675

Commitments and contingencies	—

Invested equity:
Net parent investment	492,420,650
Retained earnings	(288,977,209)

Total invested equity	203,443,441

Total liabilities and invested equity	$225,563,116

See accompanying notes.

S-F-3

COOK PHARMICA LLC

STATEMENT OF INCOME

Year Ended December 31, 2016

Net revenues—external	$168,335,087
Revenues—affiliates	9,441,724

Total revenues	177,776,811
Cost of revenues	121,861,156

Gross profit	55,915,655

Sales, marketing, and administrative	21,856,446
Research and development	984,628
Corporate allocation	2,951,629
Other expense, net	103,979

Income before income taxes	30,018,973

Income tax expense	93,944

Net income	$29,925,029

See accompanying notes.

S-F-4

COOK PHARMICA LLC

STATEMENT OF PARENT COMPANY NET INVESTMENT IN PHARMICA

	Retained Earnings	Net Parent Investment	Total Invested Equity
Balance at January 1, 2016	$(318,902,238)	$509,656,218	$190,753,980
Net income	29,925,029	—	29,925,029
Net transactions with Cook Group	—	(17,235,568)	(17,235,568)

Balance at December 31, 2016	$(288,977,209)	$492,420,650	$203,443,441

See accompanying notes.

S-F-5

COOK PHARMICA LLC

STATEMENT OF CASH FLOWS

Year Ended December 31, 2016

Operating activities
Net income	$29,925,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,548,728
Deferred income taxes	65,574
Other	1,281,961
Changes in operating assets and liabilities:
Accounts receivable	(11,390,244)
Inventories	(3,247,261)
Prepaid expenses and other	677,965
Accounts payable	2,402,178
Deferred revenue	(759,718)
Deferred compensation	20,268
Accrued liabilities and sundry	(411,936)

Net cash provided by operating activities	35,112,544

Investing activities
Additions of property, plant, and equipment	(17,877,090)

Net cash used in investing activities	(17,877,090)

Financing activities
Net transactions with Parent Company	(17,235,568)

Net cash used in financing activities	(17,235,568)

Net change in cash and cash equivalents	(114)
Cash and cash equivalents, beginning of year	1,614

Cash and cash equivalents, end of year	$1,500

See accompanying notes.

S-F-6

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016

1. Business and Basis of Presentation

Cook Pharmica LLC (Pharmica or the Company) is a wholly owned subsidiary of Cook Group Incorporated (Cook Group or Parent Company). Pharmica is a leading contract development and manufacturing organization (CDMO) centrally located in Bloomington, Indiana, that serves the biopharmaceutical industry. Pharmica provides a one-source, one-location model that was developed to give biopharmaceutical companies the opportunity to work with a single CDMO through all phases of a project. This unique model supports everything from process development to large-scale biologics manufacturing, from analytical program design to formulation development (liquid or lyophilized), and from aseptic filling in vials or syringes to final packaged goods.

The accompanying financial statements have been prepared on a stand-alone basis and are derived from Cook Group’s consolidated financial statements and accounting records. The financial statements reflect Pharmica’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles. These financial statements are presented as if Pharmica had operated on a stand-alone basis for the period presented.

The financial statements include the recognition of certain assets and liabilities that have historically been recorded at the Cook Group corporate level, but are specifically identifiable or otherwise attributable to Pharmica. Pharmica utilizes centralized functions of Cook Group to support its operations, and in return, Cook Group allocates certain expenses to Pharmica. Such expenses represent costs related, but not limited to, treasury, legal, accounting, insurance, information technology, payroll administration, human resources, and other services. These costs, together with an allocation of certain Cook Group overhead costs, are included within the corporate charges on the statement of income. Where it is possible to specifically attribute such expenses to activities of Pharmica, these amounts have been charged or credited directly to Pharmica without allocation or apportionment. Allocation of all other such expenses is based on a reasonable reflection of the utilization of service provided or benefits received by Pharmica during the period.

Management believes the assumptions underlying the stand-alone financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by Pharmica during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had Pharmica operated autonomously or independently from Cook Group. Actual costs that would have been incurred if Pharmica had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, including information technology and infrastructure. For an additional discussion of expense allocations, see Note 4.

Cook Group uses a centralized approach to cash management. Accordingly, cash and cash equivalents are held by Cook Group at the corporate level and were not attributed to Pharmica for the period presented. Transfers of cash, both to and from Cook Group’s centralized cash management system, are reflected as a component of Parent Company’s net investment in Pharmica on the balance sheet. Debt obligations of Cook Group have not been included in the financial statements of Pharmica because Pharmica’s assets do not collateralize the obligation between Cook Group and the debt holders.

The income tax provision on the statement of income has been calculated as if Pharmica were operating on a stand-alone basis and filed separate tax returns in the jurisdiction in which it operates. Pharmica’s operations have historically been included in the Cook Group U.S. federal and state tax returns. Cook Group’s global tax model has been developed based on its entire portfolio of businesses. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of Pharmica’s actual tax balances prior to or subsequent to Pharmica operating as a stand-alone company.

S-F-7

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Significant Accounting Policies

Accounting Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

In accordance with Accounting Standards Codification Topic (ASC) 605, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, the services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

The Company’s service arrangements contain multiple elements and are accounted for in accordance with the provisions of ASC 605-25, Revenue Recognition—Multiple-Element Arrangements. The Company determines the separate units of account and if the deliverable meets the criteria of a separate unit of accounting, the arrangement consideration is allocated to each deliverable based upon its relative selling price. In determining the best evidence of selling price of a unit of account, the Company utilizes management’s best estimate of selling price as vendor-specific objective evidence and third-party evidence of selling price are unable to be utilized by the Company.

The Company recognizes revenue when the service for each deliverable has been completed. In the case of manufacturing services, revenue is recognized when products pass quality assurance testing, where the risk of loss has been transferred, service obligations have been performed, and the Company is entitled to payment under the terms of the contract.

In the case of other services such as process validation, quality control, studies, and development, revenue is recognized at the completion of the service and the Company is entitled to payment under the terms of the contract.

Deferred revenue represents the amount of payment the Company has received in advance of services provided. Deferred revenue is recognized as revenue when the related services have been completed.

Cash and Cash Equivalents

Cash and cash equivalents comprise highly liquid investments with original maturities of less than three months at the date of purchase.

Accounts Receivable

Pharmica performs periodic credit evaluations of customers’ financial condition and generally does not require collateral. Accounts receivable are carried at their face amounts. Pharmica maintains an allowance for doubtful accounts for estimated losses in the collection of these receivables. Pharmica makes estimates regarding the future ability of its customers to make required payments based on historical experience, the age of the accounts receivable balances, credit quality of Pharmica’s customers, current economic conditions, expected future trends, and other factors that may affect customers’ ability to pay. Individual accounts are written off against the allowance for doubtful accounts after all reasonable collection efforts have been exhausted.

S-F-8

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Significant Accounting Policies (continued)

Concentration of Risk

Pharmica had certain customers that individually accounted for 10% or more of the Company’s external net revenues, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable.

For the year ended December 31, 2016, three customers accounted for 43% of external net revenues. At December 31, 2016, two customers represented 27% of accounts receivable.

Financial Instruments

ASC 820, Fair Value Measurement, establishes a three-level valuation hierarchy for fair value measurements of assets and liabilities re-measured at fair value on a recurring basis in the accompanying financial statements. These valuation measurements are based upon the transparency of inputs (observable and unobservable) to the valuation of an asset or liability as of the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1—Valuation is based on quoted prices for identical assets or liabilities in active markets.

Level 2—Valuation is based on quoted prices for similar assets or liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for the full term of the financial instrument.

Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to their short-term maturities.

Inventories

Inventories are stated at the lower of first-in, first-out cost or market. Inventories at December 31 consisted of the following:

2016
Raw materials	$19,465,563
Less allowance	2,772,275

$16,693,378

Property and Equipment

Land, buildings, equipment, and construction-in-progress are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method at rates that are intended to depreciate the cost of these various assets over their estimated useful lives, as follows: buildings—39 years, land improvements with identifiable useful lives—20 years, furnishings and equipment—3 to 7 years, automobiles—5 years.

S-F-9

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Significant Accounting Policies (continued)

Property and equipment at December 31 consisted of the following:

2016
Land	$5,224,514
Buildings and improvements	142,656,456
Plant equipment	102,260,536
Office furniture and equipment	9,449,753
Automobiles	26,400
Construction-in-progress	32,063,757

291,601,416
Less accumulated depreciation	117,968,749

$173,712,667

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business. Additions to property and equipment that remain unpaid were $1,297,241 at December 31, 2016.

Pharmica identifies and records impairment losses on long-lived assets whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. Pharmica did not incur any impairment charges for the year ended December 31, 2016.

Research and Development

Research and development costs are expensed as incurred. The Company performs research and development on behalf of a Cook Group affiliate and is reimbursed for these costs as discussed in Note 4.

Advertising Costs

Pharmica expenses all advertising costs as incurred. Advertising costs were $265,263 for the year ended December 31, 2016, and are classified as sales, marketing, and administrative expenses on the statement of income.

Shipping and Handling Costs

Pharmica reflects freight costs associated with shipping products to customers as a component of cost of revenues.

Net Parent Investment

Net parent investment represents Cook Group’s initial investment in Pharmica, subsequent allocations of expenses, and advances and receipts of cash resulting from the operations of Pharmica and Cook Group. The balance also is the result of Pharmica’s participation in Cook Group’s centralized cash management program to which all of Pharmica’s cash receipts are remitted and under which all cash disbursements are funded by Cook

S-F-10

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Significant Accounting Policies (continued)

Group and includes amounts due from or owed to Cook Group. Other transactions affecting the net parent investment include general and administrative expenses incurred by Cook Group and allocated to Pharmica. Changes in amounts owed to or due from Cook Group are included in net transactions with parent company on the statement of cash flows as a financing activity.

Income Taxes

Income taxes are presented on a separate return basis as if Pharmica were a stand-alone taxable entity. Historically, Pharmica, as a disregarded entity, has been included as a component in the consolidated tax return of Cook Group. Pharmica accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in Pharmica’s financial statements or income tax returns. Income taxes are recognized during the period in which the underlying transactions are recorded. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If Pharmica determines that a deferred tax asset arising from temporary differences is not likely to be utilized, Pharmica will establish a valuation allowance against that asset to record it at its expected realizable value.

Pharmica recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. Under the new standard, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In order to do so, an entity would follow the five-step process for in-scope transactions: (1) identify the contract with a customer, (2) identify the separate performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the separate performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. For non-public entities, the provisions of the new standard are effective for annual reporting periods beginning after December 15, 2018. An entity can apply the new revenue standard retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. Pharmica is in the process of determining its approach to the adoption of this new revenue recognition standard, as well as the anticipated impact to the financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and for annual periods thereafter. Early adoption is permitted. The adoption of ASU 2014-15 is not expected to have an impact on Pharmica’s financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, to simplify the guidance on the subsequent measurement of inventory, excluding inventory measured

S-F-11

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Significant Accounting Policies (continued)

using last-in, first-out or the retail inventory method. Under the new standard, inventory should be at the lower of cost and net realizable value. The new accounting guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The adoption of ASU 2015-11 is not expected to have a material impact on Pharmica’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes. This update requires that deferred tax assets and liabilities be classified as non-current on a statement of financial position. The update is effective for annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted this standard during 2016, on a retrospective basis, and has reflected net deferred tax liability in the net non-current deferred income tax liability caption on its consolidated balance sheet at December 31, 2016.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires that (i) equity investments in unconsolidated entities that are not accounted for under the equity method of accounting generally be measured at fair value with changes recognized in net income (loss) and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk be recognized separately in other comprehensive income (loss). Additionally, ASU 2016-01 changes the presentation and disclosure requirements for financial instruments. The amendments in this standard are effective for Pharmica in the fiscal year 2017, with early adoption not permitted. Pharmica is currently evaluating the impact of this standard on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in this update require lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. ASU 2016-02 will be effective for Pharmica in fiscal year 2020, but early application is permitted. Pharmica is currently evaluating the impact of this update on the financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendment significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will require an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 will be effective for Pharmica in fiscal year 2021. Pharmica is currently evaluating the impact of this update on the financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendment clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. ASU 2016-15 will be effective for Pharmica in fiscal year 2019, but early application is permitted. The adoption of ASU 2016-15 is not expected to have a material impact on Pharmica’s financial statements.

S-F-12

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Significant Accounting Policies (continued)

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The amendment in this update requires companies to account for the income tax effects of intercompany sales and transfers of assets other than inventory (e.g., intangible assets) when the transfer occurs. The new guidance will require companies to defer the income tax effects only of intercompany transfers of inventory. ASU 2016-16 will be effective for Pharmica in fiscal year 2019, but early application is permitted. The guidance requires companies to apply a modified retrospective approach. Pharmica is currently evaluating the impact of this update on the financial statements.

3. Income Taxes

During the period presented in the financial statements, the Company, as a disregarded entity, was included in the tax grouping of the Parent Company. The income tax benefit included in these financial statements has been calculated using the separate return basis, as if the Company filed separate tax returns. The income tax benefit for the year ended December 31 consisted of the following:

2016
Current:
Federal	$—
State	28,370

Total current expense	28,370

Deferred:
Federal	—
State	65,574

Total deferred tax expense	65,574

Total income tax expense	$93,944

The following is a reconciliation of the effective income tax rate for the year ended December 31:

2016
U.S. federal statutory income tax rate	35.0%
State taxes, net of federal benefit	0.3
Valuation allowance release	(34.2)
Other	(0.8)

Effective tax rate	0.3%

S-F-13

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. Income Taxes (continued)

Deferred tax assets and liabilities reflect the future tax consequences of events that have already been recognized in the financial statements or income tax returns. Deferred tax assets and liabilities consisted of the following at December 31:

2016
Deferred tax assets:
Inventory cost and related reserves	$1,462,199
Net operating loss carryforwards	124,195,221
State tax credit carryforwards	9,395,718
Accrued expenses and allowances	539,306
Compensation and employee benefits	1,611,385
Intangibles	8,859,254
Deferred revenue	2,324,970

148,388,053
Valuation allowance	123,476,187

Total deferred tax assets	24,911,866

Deferred tax liabilities:
Property and equipment	24,850,678
Other, net	100,239

Total deferred tax liabilities	24,950,917

Deferred tax liabilities, net	$39,051

As of December 31, 2016, Pharmica had federal and state net operating loss carryforwards, tax effected, of $124,195,221. These carryforwards will begin expiring in 2024. The Company provides a valuation allowance against net deferred tax assets if, based on operating results and other objectively verifiable evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has a three-year cumulative pretax loss, and a valuation allowance of $114,080,469 has been provided against the net operating loss. Pharmica has a state income tax credit carryforward of $9,395,718. This credit never expires. A full valuation allowance has been provided against this credit carryforward.

The Company considers all available evidence, both positive and negative when assessing the need for the valuation allowance. The Company will assess each reporting period whether it remains more likely than not that the deferred tax assets will not be realized. In the event the Company determines at a future time that it could realize its deferred tax assets in excess of the net amount recorded, the Company will reduce its deferred tax asset valuation allowance and decrease income tax expense in the period when the Company makes such determination.

Pharmica is included as part of the consolidated tax return of Cook Group. Cook Group is no longer subject to U.S. federal, state, or local income tax examinations in major taxing jurisdictions for years prior to 2013. The Company has been audited by the Internal Revenue Service through 2013. The Company did not make any income tax payments during 2016.

The Company recognizes both accrued interest and penalties related to unrecognized tax benefits in income tax expense. During the year ended December 31, 2016, the Company recognized a benefit of $26,000 related to interest and penalties. As of December 31, 2016, the Company had accrued $11,000 for the payment of interest and penalties.

S-F-14

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. Related-Party Transactions

All significant intercompany transactions between Pharmica and Cook Group have been included in the financial statements and are considered to be effectively settled for cash in the financial statements. In the statement of parent company net investment in Pharmica, the invested equity returned to Cook Group is the net of a variety of intercompany transactions, including, but not limited to, receipt of payment from customers, payment of trade payables and accrued liabilities, settlement of charges for allocated corporate costs, and payment of taxes by Cook Group on Pharmica’s behalf.

Pharmica utilizes centralized functions of Cook Group to support its operations, and in return, Cook Group allocates certain of its expenses to Pharmica. Such expenses represent costs related, but not limited to, treasury, legal, accounting, insurance, information technology, payroll administration, human resources, benefit plans, and other services. These costs, together with an allocation of Cook Group overhead costs, are included within the corporate charges caption on the statement of income. Where it is possible to specifically attribute such expenses to activities of Pharmica, these amounts have been charged or credited directly to Pharmica without allocation or apportionment. Allocation of all other such expenses is based on a reasonable reflection of the utilization of service provided or benefits received by Pharmica during the period presented, such as headcount, transactions processed, usage, or revenue. Pharmica’s management supports the methods used in allocating expenses and believes these methods to be reasonable estimates.

Nevertheless, the financial statements may not include all of the actual expenses that would have been incurred and may not reflect Pharmica’s results of operations, financial position, or cash flows had it been a stand-alone company during the period presented. It is not practicable to estimate actual costs that would have been incurred had Pharmica been a stand-alone company during the period presented.

Actual costs that would have been incurred if Pharmica had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Pharmica provides contract manufacturing services to a Cook Group affiliate. The Company recognized $9,441,724 in revenue during 2016 related to these services.

Pharmica licenses intellectual property from a Cook Group affiliate and pays a royalty fee for its usage. The Company recognized royalty fees related to the license of $1,627,558 during 2016, which is included in other expense, net on the statement of income.

Pharmica performs research and development on behalf of a Cook Group affiliate and recharges the affiliate its total research and development cost, an overhead factor, and a 6% markup. The Company recognized research and development income related to this arrangement of $1,218,204 during 2016, which is included in other expense, net on the statement of income.

Pharmica leases space within its warehouse to Cook Group affiliates. The Company recognized lease income related to these arrangements of $601,927 during 2016 and is included in Other expense, net in the Statement of Income.

Pharmica utilizes an employee in France and is charged by a Cook Group affiliate for the employee’s salary, benefits, travel expenses, communication costs, and other cost plus a 6% markup. The Company recognized expense related to this arrangement of $288,828 during 2016, which is included in other expense, net on the statement of income.

S-F-15

COOK PHARMICA LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. Leases

Pharmica leases vehicles from a Cook Group affiliate. Leases expire at varying dates through May 15, 2021, and there are various renewal options. Future minimum rental commitments at December 31, 2016, for non-cancelable operating lease agreements are as follows:

2017	$77,277
2018	60,061
2019	21,586
2020	6,470
2021	3,000
Thereafter	—

Total minimum lease payments	$168,394

Rent expense amounted to $76,484 in 2016.

6. Commitments and Contingencies

Pharmica is a party to certain claims, legal actions, and complaints related to employment and other matters arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by Pharmica. Management believes that its defenses are substantial in each of these matters and that Pharmica’s legal position can be successfully defended without material adverse effect on its financial statements.

There can be no assurance that Pharmica will prevail in any particular case. An adverse outcome in one or more cases in which Pharmica is involved would not have a material adverse effect on Pharmica’s financial position or liquidity but could possibly be material to the results of operations in any single accounting period.

Management believes that Pharmica’s risk-management practices, including insurance coverage, are adequate to protect against potential losses.

7. Employee Benefit Plans

Pharmica participates in a defined contribution, profit-sharing plan sponsored by Cook Group that covers substantially all employees. The employees may elect to contribute up to 50% of their annual compensation, subject to certain limitations. Cook Group matches 100% of employee contributions up to the first 4% of each employee’s wages. A discretionary company contribution can be made based upon a rate determined by Cook Group. Retirement expense related to this plan was $2,422,417 in 2016.

Pharmica also participates in a non-qualified, supplemental retirement benefit plan sponsored by Cook Group for selected employees. Cook Group has established a trust to provide funding for payments due under this deferred compensation plan. Retirement benefits are accumulated through participant annual elective compensation deferrals and discretionary Cook Group contributions. The plan’s fair value of assets was $43,115 at December 31, 2016. Employer contributions with respect to this plan were $12,591 in 2016.

8. Subsequent Events

Pharmica evaluated subsequent events for recognition or disclosure through July 31, 2017, the date the accompanying financial statements were available to be issued.

S-F-16

COOK PHARMICA LLC

CONDENSED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,500	$1,500
Accounts receivable, net of allowances of $933,385 and $1,225,629, respectively	32,867,265	33,576,816
Inventories	16,242,858	16,693,378
Prepaid expenses and other	1,950,250	1,578,755

Total current assets	51,061,873	51,850,449

Property and equipment, net	171,695,010	173,712,667
Deferred tax asset	110,638,461	—

Total assets	$333,395,344	$225,563,116

Liabilities and invested equity
Current liabilities:
Accounts payable	$4,870,480	$8,029,775
Accrued liabilities:
Employee compensation	5,794,490	5,150,379
Business taxes	1,182,026	1,444,158
Sundry	733,039	1,474,639
Deferred revenue	10,903,469	5,925,967

Total current liabilities	23,483,504	22,024,918

Deferred tax liability	—	39,051
Deferred compensation	83,781	55,706

Total liabilities	23,567,285	22,119,675

Commitments and contingencies	—	—

Invested equity:
Net parent investment	473,745,759	492,420,650
Retained earnings	(163,917,700)	(288,977,209)

Total invested equity	309,828,059	203,443,441

Total liabilities and invested equity	$333,395,344	$225,563,116

See accompanying notes.

S-F-17

COOK PHARMICA LLC

CONDENSED STATEMENTS OF INCOME

	Six Months Ended June 30
	2017	2016
	(Unaudited)
Net revenues—external	$83,937,158	$82,738,390
Revenues—affiliates	4,961,117	4,953,831

Total revenues	88,898,275	87,692,221
Cost of revenues	60,833,444	63,338,767

Gross profit	28,064,831	24,353,454

Sales, marketing, and administrative	10,966,927	11,238,204
Research and development	701,059	551,106
Corporate allocation	1,925,773	1,744,087
Other expense, net	89,075	195,716

Income before income taxes	14,381,997	10,624,341

Income tax benefit	110,677,512	170,508

Net income	$125,059,509	$10,794,849

See accompanying notes.

S-F-18

COOK PHARMICA LLC

CONDENSED STATEMENT OF PARENT COMPANY NET INVESTMENT IN PHARMICA

	Retained Earnings	Net Parent Investment	Total Invested Equity
Balance at December 31, 2016	$(288,977,209)	$492,420,650	$203,443,441
Net income	125,059,509	—	125,059,509
Net transactions with Cook Group	—	(18,674,891)	(18,674,891)

Balance at June 30, 2017	$(163,917,700)	$473,745,759	$309,828,059

See accompanying notes.

S-F-19

COOK PHARMICA LLC

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2017	2016
	(Unaudited)
Operating activities
Net income	$125,059,509	$10,794,849
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,279,021	8,256,116
Deferred income taxes	(110,677,512)	26,523
Other	295,057	(59,867)
Changes in operating assets and liabilities:
Accounts receivable	494,085	(8,329,810)
Inventories	370,929	(369,843)
Prepaid expenses and other	(371,495)	1,137,770
Accounts payable	(2,398,174)	2,402,576
Deferred revenue	4,977,502	2,506,922
Deferred compensation	28,075	9,929
Accrued liabilities and sundry	(359,621)	(1,190,717)

Net cash provided by operating activities	25,697,376	15,184,448

Investing activities
Additions of property and equipment	(7,022,485)	(10,653,301)

Net cash used in investing activities	(7,022,485)	(10,653,301)

Financing activities
Net transactions with Parent Company	(18,674,891)	(4,530,618)

Net cash used in financing activities	(18,674,891)	(4,530,618)

Net change in cash and cash equivalents	—	529
Cash and cash equivalents, beginning of year	1,500	1,614

Cash and cash equivalents, end of year	$1,500	$2,143

See accompanying notes.

S-F-20

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2017 and 2016

1. Business and Basis of Presentation

These unaudited Condensed Financial Statements of Cook Pharmica LLC (“Pharmica” or the “Company”) should be read in conjunction with the Notes to Financial Statements as of December 31, 2016 and for the year ended December 31, 2016. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) have been condensed or omitted. The preparation of the unaudited Condensed Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Financial Statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, these unaudited Condensed Financial Statements are fairly presented and all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items included in these statements are based upon estimates for the entire year. The Condensed Balance Sheet as of December 31, 2016 has been derived from the audited financial statements at that date.

The Company is a wholly owned subsidiary of Cook Group Incorporated (“Cook Group” or “Parent Company”). Pharmica is a leading contract development and manufacturing organization (“CDMO”) centrally located in Bloomington, Indiana, that serves the biopharmaceutical industry. Pharmica provides a one-source, one-location model that was developed to give biopharmaceutical companies the opportunity to work with a single CDMO through all phases of a project. This unique model supports everything from process development to large-scale biologics manufacturing, from analytical program design to formulation development (liquid or lyophilized), and from aseptic filling in vials or syringes to final packaged goods.

These unaudited Condensed Financial Statements reflect the historical unaudited Condensed Balance Sheets, unaudited Condensed Statements of Income, unaudited Condensed Statement of Parent Company Net Investment in Pharmica and unaudited Condensed Statements of Cash Flows for the periods presented. The historical unaudited Condensed Financial Statements have been prepared on a stand-alone basis and are derived from Cook Group’s consolidated financial statements and accounting records. The financial statements reflect Pharmica’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles. These unaudited Condensed Financial Statements are presented as if Pharmica had operated on a stand-alone basis for the periods presented.

The unaudited Condensed Financial Statements include the recognition of certain assets and liabilities that have historically been recorded at the Cook Group corporate level, but are specifically identifiable or otherwise attributable to Pharmica. Pharmica utilizes centralized functions of Cook Group to support its operations and, in return, Cook Group allocates certain expenses to Pharmica. Such expenses represent costs related, but not limited to, treasury, legal, accounting, insurance, information technology, payroll administration, human resources, and other services. These costs, together with an allocation of certain Cook Group overhead costs, are included within the corporate charges caption on the unaudited Condensed Statements of Income. Where it is possible to specifically attribute such expenses to activities of Pharmica, these amounts have been charged or credited directly to Pharmica without allocation or apportionment. Allocation of all other such expenses is based on a reasonable reflection of the utilization of service provided or benefits received by Pharmica during the period.

Management believes the assumptions underlying the stand-alone unaudited Condensed Financial Statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by Pharmica during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had Pharmica operated autonomously or independently from Cook Group. Actual costs that would have been incurred if Pharmica had been a stand-alone

S-F-21

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

1. Business and Basis of Presentation (continued)

company would depend on multiple factors, including organizational structure and strategic decisions in various areas, including information technology and infrastructure. For an additional discussion of expense allocations, see Note 4.

Cook Group uses a centralized approach to cash management. Accordingly, cash and cash equivalents are held by Cook Group at the corporate level and were not attributed to Pharmica for the periods presented. Transfers of cash, both to and from Cook Group’s centralized cash management system, are reflected as a component of Parent Company’s net investment in Pharmica on the unaudited Condensed Balance Sheets.

Cook Group’s revolving credit facility is guaranteed by the U.S. subsidiaries of Cook Group, including Pharmica. The balance of Cook Group’s revolving credit facility was $185,000,000 at June 30, 2017 and $170,000,000 at December 31, 2016. Pharmica is not the legal obligor of Cook Group’s revolving credit facility and it is not expected that Pharmica will be the legal obligor for borrowings under Cook Group’s revolving credit facility in the future in any planned or anticipated transactions which could transfer such obligations.

Debt obligations of Cook Group have not been included in the unaudited Condensed Financial Statements of Pharmica, because Pharmica’s assets do not collateralize the obligation between Cook Group and the debt holders.

2. Summary of Significant Accounting Policies

Revenue Recognition

In accordance with Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, the services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

The Company’s service arrangements contain multiple elements and are accounted for in accordance with the provisions of ASC 605-25, Revenue Recognition—Multiple-Element Arrangements. The Company determines the separate units of account and if the deliverable meets the criteria of a separate unit of accounting, the arrangement consideration is allocated to each deliverable based upon its relative selling price. In determining the best evidence of selling price of a unit of account, the Company utilizes management’s best estimate of the selling price as vendor-specific objective evidence and third-party evidence of the selling price are unable to be utilized by the Company.

The Company recognizes revenue when the service for each deliverable has been completed. In the case of manufacturing services, revenue is recognized when products pass quality assurance testing, where the risk of loss has been transferred, service obligations have been performed, and the Company is entitled to payment under the terms of the contract.

In the case of other services, such as process validation, quality control, studies, and development, revenue is recognized at the completion of the service and the Company is entitled to payment under the terms of the contract.

Deferred revenue represents the amount of payment the Company has received in advance of services provided. Deferred revenue is recognized as revenue when the related services have been completed.

S-F-22

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies (continued)

Concentration of Risk

Pharmica had certain customers that individually accounted for 10% or more of the Company’s external net revenues, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable.

For the six month periods ended June 30, 2017 and June 30, 2016, three customers accounted for 45% and 42% of external net revenues, respectively. At June 30, 2017 and December 31, 2016, two customers represented 22% and 27% of accounts receivable, respectively.

Financial Instruments

ASC 820, Fair Value Measurement, establishes a three-level valuation hierarchy for fair value measurements of assets and liabilities re-measured at fair value on a recurring basis in the accompanying financial statements. These valuation measurements are based upon the transparency of inputs (observable and unobservable) to the valuation of an asset or liability as of the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1—Valuation is based on quoted prices for identical assets or liabilities in active markets.

Level 2—Valuation is based on quoted prices for similar assets or liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for the full term of the financial instrument.

Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to their short-term maturities.

Inventories

Inventories are stated at the lower of first-in, first-out cost or market. Inventories consisted of the following:

	June 30, 2017	December 31, 2016
Raw materials	$19,094,724	$19,465,653
Less allowance	2,851,866	2,772,275

	$16,242,858	$16,693,378

Property and Equipment

Land, buildings, equipment, and construction-in-progress are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method at rates that are intended to depreciate the cost of these various assets over their estimated useful lives, as follows: buildings—39 years, land improvements with identifiable useful lives—20 years, furnishings and equipment—3 to 7 years, automobiles—5 years.

S-F-23

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies (continued)

Property and equipment consisted of the following:

	June 30, 2017	December 31, 2016
Land	$5,224,514	$5,224,514
Buildings and improvements	142,708,248	142,656,456
Plant equipment	102,554,368	102,260,536
Office furniture and equipment	9,491,086	9,449,753
Automobiles	26,400	26,400
Construction-in-progress	37,923,888	32,063,757

	297,928,504	291,681,416
Less accumulated depreciation	126,233,494	117,968,749

	$171,695,010	$173,712,667

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business. Additions to property and equipment that remain unpaid were $536,120 at June 30, 2017 and $1,297,241 at December 31, 2016.

Pharmica identifies and records impairment losses on long-lived assets whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. Pharmica did not incur any impairment charges for the six month periods ended June 30, 2017 and 2016.

Net Parent Investment

Net parent investment represents Cook Group’s initial investment in Pharmica, subsequent allocations of expenses, and advances and receipts of cash resulting from the operations of Pharmica and Cook Group. The balance also is the result of Pharmica’s participation in Cook Group’s centralized cash management program to which all of Pharmica’s cash receipts are remitted and under which all cash disbursements are funded by Cook Group and includes amounts due from or owed to Cook Group. Other transactions affecting the net parent investment include general and administrative expenses incurred by Cook Group and allocated to Pharmica. Changes in amounts owed to or due from Cook Group are included in Net Transactions with Parent Company on the unaudited Condensed Statements of Cash Flows as a financing activity.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. Under the new standard, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In order to do so, an entity would follow the five-step process for in-scope transactions: (1) identify the contract with a customer, (2) identify the separate performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the separate performance obligations in the contract, and (5) recognize revenue when (or

S-F-24

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies (continued)

as) the entity satisfies a performance obligation. An entity can apply the new revenue standard retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. ASU 2014-09 will be effective for Pharmica in fiscal year 2019. Pharmica is in the process of determining its approach to the adoption of this new revenue recognition standard, as well as the anticipated impact to the unaudited Condensed Financial Statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 was adopted by Pharmica and did not have an impact on the unaudited Condensed Financial Statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, to simplify the guidance on the subsequent measurement of inventory, excluding inventory measured using the last-in, first-out or the retail inventory method. Under the new standard, inventory should be at the lower of cost and net realizable value. ASU 2015-11 is effective for Pharmica for interim periods beginning in fiscal year 2018. The adoption of ASU 2015-11 is not expected to have a material impact on the unaudited Condensed Financial Statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes. This update requires that deferred tax assets and liabilities be classified as non-current on a statement of financial position. The update is effective for annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted this standard during 2016 on a retrospective basis, and has reflected net deferred tax liability in the net non-current deferred income tax liability caption on its unaudited Condensed Balance Sheets as of June 30, 2017 and December 31, 2016.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in this update require lessees, among other things, to recognize lease assets and lease liabilities on their balance sheets for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. ASU 2016-02 will be effective for Pharmica in fiscal year 2020, but early application is permitted. Pharmica is currently evaluating the impact of this update on the unaudited Condensed Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendment significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will require an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 will be effective for Pharmica in fiscal year 2021. Pharmica is currently evaluating the impact of this update on the unaudited Condensed Financial Statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendment clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The guidance also clarifies how the predominance

S-F-25

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies (continued)

principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. ASU 2016-15 will be effective for Pharmica in fiscal year 2019, but early application is permitted. The adoption of ASU 2016-15 is not expected to have a material impact on the unaudited Condensed Financial Statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The amendment in this update requires companies to account for the income tax effects of intercompany sales and transfers of assets other than inventory (e.g., intangible assets) when the transfer occurs. The new guidance will require companies to defer the income tax effects only of intercompany transfers of inventory. ASU 2016-16 will be effective for Pharmica in fiscal year 2019, but early application is permitted. The guidance requires companies to apply a modified retrospective approach. Pharmica is currently evaluating the impact of this update on the unaudited Condensed Financial Statements.

3. Income Taxes

The income taxes have been prepared on a separate return basis as if the Company was a stand-alone entity. During the periods presented in the unaudited Condensed Financial Statements, the Company, as a disregarded entity, was included in the tax grouping of the Parent Company. The Company’s tax results as presented are not reflective of the results that the Company will generate in the future or would have available for future use in another consolidated group.

The Company records income tax expense (benefit) during interim periods based on its best estimate of the full year’s effective tax rate. However, income tax expense relating to adjustments for certain discrete events are accounted for in the interim periods in which such events occur. The Company’s effective income tax rate was (769.6%) during the six months ended June 30, 2017, compared to an effective tax rate of (1.6%) during the six months ended June 30, 2016.

The effective tax rate for 2017 of (769.6%) was favorably impacted by (804.5%) related to the release of the valuation allowance previously applied against the Company’s net deferred tax assets, primarily consisting of net operating losses and state tax credit carryforwards. The Company determined that the valuation allowance of $123,476,187 should be reversed due to the favorable operating results and no longer being in a three-year cumulative pre-tax loss. The net operating losses and state tax credit carryforwards are expected to be utilized during 2017 and future years.

The effective tax rate for 2016 of (1.6%) was favorably impacted by (34.2%) related to a reduction in the valuation allowance previously provided against operating losses.

Pharmica is included as part of the consolidated tax return of Cook Group. Cook Group is no longer subject to U.S. federal, state, or local income tax examinations in major taxing jurisdictions for years prior to 2013. The Company has been audited by the Internal Revenue Service through 2013.

4. Related-Party Transactions

All significant intercompany transactions between Pharmica and Cook Group have been included in the unaudited Condensed Financial Statements and are considered to be effectively settled for cash in the unaudited Condensed Financial Statements. In the unaudited Condensed Statements of Parent Company Net Investment in Pharmica, the invested equity returned to Cook Group is net of a variety of intercompany transactions including,

S-F-26

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

4. Related-Party Transactions (continued)

but not limited to, receipt of payment from customers, payment of trade payables and accrued liabilities, settlement of charges for allocated corporate costs, and payment of taxes by Cook Group on Pharmica’s behalf.

Pharmica utilizes centralized functions of Cook Group to support its operations and, in return, Cook Group allocates certain of its expenses to Pharmica. Such expenses represent costs related, but not limited to, treasury, legal, accounting, insurance, information technology, payroll administration, human resources, benefit plans, and other services. These costs, together with an allocation of Cook Group overhead costs, are included within the corporate charges caption on the unaudited Condensed Statements of Income. Where it is possible to specifically attribute such expenses to activities of Pharmica, these amounts have been charged or credited directly to Pharmica without allocation or apportionment. Allocation of all other such expenses is based on a reasonable reflection of the utilization of service provided or benefits received by Pharmica during the period presented, such as headcount, transactions processed, usage, or revenue. Pharmica’s management supports the methods used in allocating expenses and believes these methods to be reasonable estimates.

Nevertheless, the unaudited Condensed Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect Pharmica’s financial position, results of operations, or cash flows had it been a stand-alone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had Pharmica been a stand-alone company during the periods presented.

Actual costs that would have been incurred if Pharmica had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, such as information technology and infrastructure.

Pharmica provides contract manufacturing services to a Cook Group affiliate. The Company recognized $4,961,117 and $4,953,831 in revenue for the six months ended June 30, 2017 and 2016, respectively, related to these services.

Pharmica licenses intellectual property from a Cook Group affiliate and pays a royalty fee for its usage. The Company recognized royalty fees related to the license of $728,835 and $944,072 for the six months ended June 30, 2017 and 2016, respectively, which is included in other expense, net on the unaudited Condensed Statements of Income.

Pharmica performs research and development on behalf of a Cook Group affiliate and recharges the affiliate for its total research and development cost, an overhead factor, and a 6% markup. The Company recognized research and development income related to this arrangement of $638,271 and $582,563 for the six months ended June 30, 2017 and 2016, respectively, which is included in other expense, net on the unaudited Condensed Statements of Income.

Pharmica leases space within its warehouse to Cook Group affiliates. The Company recognized lease income related to these arrangements of $160,686 and $313,716 for the six months ended June 30, 2017 and 2016, respectively, and is included in other expense, net in the unaudited Condensed Statements of Income.

Pharmica utilizes an employee in France and is charged by a Cook Group affiliate for the employee’s salary, benefits, travel expenses, communication costs, and other costs plus a 6% markup. The Company recognized expense related to this arrangement of $156,394 and $149,118 for the six months ended June 30, 2017 and 2016, respectively, which is included in other expense, net on the unaudited Condensed Statements of Income.

S-F-27

COOK PHARMICA LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

5. Commitments and Contingencies

Pharmica is a party to certain claims, legal actions, and complaints related to employment and other matters arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by Pharmica. Management believes that its defenses are substantial in each of these matters and that Pharmica’s legal position can be successfully defended without material adverse effect on the unaudited Condensed Financial Statements.

There can be no assurance that Pharmica will prevail in any particular case. An adverse outcome in one or more cases in which Pharmica is involved would not have a material adverse effect on Pharmica’s financial position or liquidity, but could possibly be material to the results of operations in any single accounting period.

Management believes that Pharmica’s risk-management practices, including insurance coverage, are adequate to protect against potential losses.

6. Subsequent Events

Pharmica evaluated subsequent events for recognition or disclosure through September 8, 2017, the date the accompanying financial statements were available to be issued.

S-F-28

Prospectus

Catalent, Inc.

Common Stock

We and any selling stockholder may offer and sell from time to time shares of our common stock.

We will determine when we sell shares of our common stock, which may be sold on a continuous or delayed basis directly, to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of shares of our common stock. If any agents, dealers or underwriters are involved in the sale of any shares of our common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of the shares of our common stock will be set forth in the applicable prospectus supplement. We also may provide you with a free writing prospectus that includes this information. In addition, certain selling stockholders may offer and sell shares of our common stock from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

Each time that we or any selling stockholders sell shares of our common stock using this prospectus, we or any selling stockholders will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds from the sales of those shares of our common stock. The prospectus supplement or free writing prospectus may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CTLT”.

Investing in our common stock involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 6, 2016.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and/or certain selling stockholders, if applicable, may, from time to time, offer and/or sell shares of our common stock in one or more offerings or resales. This prospectus provides you with a general description of the shares of our common stock that we and/or certain selling stockholders may offer. Each time we sell shares of our common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds (if any) from the sales of those shares of common stock. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus. See “Information Incorporated by Reference” before making an investment in our common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to give you different information, and if you are given any information that is not contained or incorporated by reference in this prospectus or a prospectus supplement,

i

you must not rely on that information. We and any selling stockholders are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Except where the context requires otherwise, references in this prospectus to “Catalent,” the “Company,” “we,” “us,” and “our” refer to Catalent, Inc., together with its consolidated subsidiaries. In this prospectus, when we refer to our fiscal years, we say “fiscal” and the year number, as in “fiscal 2015,” which refers to our fiscal year ended June 30, 2015.

We refer in this prospectus to (i) investment funds associated with or designated by The Blackstone Group L.P. as “Blackstone” or “Sponsor” and (ii) our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 as amended by Amendment No. 1 to such Annual Report on Form 10-K/A as our “2015 Form 10-K.”

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus or any prospectus supplement and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus, any prospectus supplement, the documents incorporated herein or therein and any free writing prospectus prepared by us or on our behalf carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference in this prospectus, before you decide to invest in shares of our common stock.

Our Company

We are the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, we have proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. We employ approximately 8,900 people, including over 1,000 scientists and technicians, at 31 facilities across five continents and in fiscal 2015 generated more than $1.8 billion in annual revenue.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Catalent, Inc. is a Delaware corporation. Our principal executive offices are located at 14 Schoolhouse Road, Somerset, New Jersey 08873, and our telephone number is (732) 537-6200. We maintain a website at www.catalent.com. The information contained on or accessible through our website neither constitutes part of this prospectus nor is incorporated by reference in this prospectus.

R ISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties discussed in our 2015 Form 10-K, which is incorporated by reference in this prospectus, under the caption “Risk Factors,” as well as other risks and uncertainties discussed under this caption or any similar caption in the other documents and reports that we file with the SEC on or after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of common stock pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus (including any prospectus supplement and the information incorporated or deemed to be incorporated by reference in this prospectus) and any free writing prospectus that we may provide to you in connection with an offering of our common stock described in this prospectus contain forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in the 2015 Form 10-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included, incorporated by reference or deemed to be incorporated by reference in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

TRADEMARKS AND SERVICE MARKS

“ADVASEPT®,” “GPEx®,” “OptiForm®,” “Liqui-Gels®,” “VegiCaps®,” “Zydis®” and “Zydis®Nano” are our registered U.S. and/or foreign trademarks. This prospectus also includes trademarks and trade names owned by other parties, and these trademarks and trade names are the property of their respective owners. We use certain other trademarks and service marks, including Easyburst™, Galacorin™, OptiGel™, OptiGel Bio™, OptiMelt™, OptiPact™, OptiShell™, Savorgel™, SMARTag™, Softdrop™ and Zydis Bio™ on an unregistered basis in the United States.

Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names.

USE OF PROCEEDS

In the case of a sale of shares of our common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of shares of our common stock by any selling stockholders, we will not receive any of the proceeds from such sale.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we will make with the SEC, which are incorporated into this prospectus by reference.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued or outstanding as of the date of this prospectus. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Our common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the powers, including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions, of that series, including, without limitation:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

We have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.

Annual Stockholder Meetings

Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us.

However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Blackstone and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when Blackstone and its affiliates beneficially own in the aggregate, less than 40% of the voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholders agreement with Blackstone, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Since March 9, 2015, Blackstone and its affiliates have beneficially owned, in the aggregate, less than 40% of the voting power of the stock of the Company.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, at any time when Blackstone and its affiliates beneficially own, in the aggregate, at least 40% in voting power of the stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of Blackstone and its affiliates. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company. Since March 9, 2015, Blackstone and its affiliates have beneficially owned, in the aggregate, less than 40% of the voting power of the stock of the Company.

Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices neither less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to Blackstone and its affiliates so long as the stockholders agreement remains in effect. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time when Blackstone and its affiliates own, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors. Since March 9, 2015, Blackstone and its affiliates have beneficially owned, in the aggregate, less than 40% of the voting power of the stock of the Company.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as Blackstone and its affiliates beneficially own, in the aggregate, at least 40% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy and entitled to vote on such amendment, alteration, rescission or repeal. At any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that at any time when Blackstone and its affiliates beneficially own, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66-2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Since March 9, 2015, Blackstone and its affiliates have beneficially owned, in the aggregate, less than 40% of the voting power of the stock of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants in such action. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our Company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Blackstone or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Blackstone or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We currently are party to indemnification agreements with certain of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CTLT”.

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the shares of our common stock covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

Each time that we sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms and conditions of the offering of such shares, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them;

•	the offering price of the shares and the proceeds to us and/or the selling stockholders, if applicable, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers;

•	any options under which underwriters may purchase additional shares from us and/or the selling stockholders; and

•	any securities exchange or market on which the shares may be listed or traded.

Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the shares of our common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

We and/or the selling stockholders, if applicable, may distribute the shares from time to time in one or more transactions:

•	at a fixed price or at prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Underwriters, dealers or any other third parties described above may offer and sell the offered shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares, the shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any over-allotment option), unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

We and/or the selling stockholders, if applicable, may sell the shares through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, broker-dealers and agents that participate in the distribution of the shares may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

Offered shares may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids.

Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

Our common stock is listed on the New York Stock Exchange under the symbol “CTLT”.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA’s Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

There can be no assurance that we will sell all or any of the shares of common stock offered by this prospectus.

Agents, dealers and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of the shares of common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with The Blackstone Group L.P.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our 2015 Form 10-K, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, from their respective filing dates:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Amendment No. 1 to such annual report on Form 10-K/A filed on November 3, 2015;

•	our Quarterly Reports on Form 10-Q for the periods ended September 30, 2015, December 31, 2015 and March 31, 2016;

•	our Definitive Proxy Statement on Schedule 14A, filed on September 16, 2015 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015);

•	our Current Reports on Form 8-K, filed on July 30, 2015, October 30, 2015, November 3, 2015 (excluding information under Item 2.02 and Item 9.01), November 16, 2015 and April 29, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on July 31, 2014, including all amendments and reports filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Catalent, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attn: Corporate Secretary

Tel.: (732) 537-6200

Email: CorpSec@catalent.com

Our reports and documents incorporated by reference into this prospectus may also be found in the “Investors” section of our website at www.catalent.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

6,395,000 Shares

Catalent, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

MORGAN STANLEY

J.P. MORGAN

RBC CAPITAL MARKETS

BofA MERRILL LYNCH

September 26, 2017